Exhibit 10.1

Execution

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VINTAGE ALBANY ACQUISITION, LLC,

SENDEC CORP.,

SOUTH ALBANY ACQUISITION CORP.,

AND

WITH RESPECT TO ARTICLES VII AND IX ONLY

KENTON W. FISKE, AS STOCKHOLDER REPRESENTATIVE

Dated as of January 9, 2011

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

* * * * *

-iii-

INDEX OF EXHIBITS

Exhibit A – Stockholder Written Consent

Exhibit B – Certificate of Merger

Exhibit C – Letter of Transmittal

Exhibit D – Director and Officer Resignation Letter

-iv-

INDEX OF DEFINED TERMS

Term	Section
Action of Divestiture	5.5
Adjusted Common Shares	1.6
Affiliates	1.6
Agreement	Preamble
Anti-Corruption and Anti-Bribery Laws	1.6
Audited Financials	2.7(a)
Balance Sheet Date	2.7(a)
Basket	7.3(a)
Books and Records	2.19
Business Day(s)	1.6
Business Facility	2.20(a)
Certificate of Incorporation	2.1(a)
Certificate of Merger	1.2
Certificate of Secretary of the Company	6.2(l)
Certificate of the Company	6.2(k)
Certificates	1.6
Charter Documents	2.1(a)
Claim Date	7.4(a)(i)
Closing	1.2
Closing Cash Payment	1.6
Closing Date	1.2
Closing Per Share Amount	1.2
COBRA	1.6
Code	1.6
Company	Preamble
Company Authorizations	2.17
Company Capital Stock	1.6
Company Common Stock	1.6
Company Employee Plan	1.6
Company Intellectual Property	2.14(a)
Company Optionholder	1.6
Company Options	1.6
Company Products	1.6
Company Registered Intellectual Property	2.14(c)
Company Services	2.14(p)
Company Sites	2.14(p)
Company Source Code	2.14(a)
Company Stock Certificate	1.7(a)
Company Stockholder	1.6
Competing Transaction	4.2(a)
Confidential Information	2.14(a)
Conflict	2.5
Confidential Disclosure Agreement	5.3
Consideration Fund	1.9(a)
Contaminants	2.14(r)
Contract	1.6

-v-

INDEX OF DEFINED TERMS

(continued)

Term	Section
Contribution Agreement	1.6
Current Balance Sheet	2.7(a)
Databases	2.14(a)
December Payment	1.6
Director and Officer Resignation Letter	5.12
Disclosure Schedule	ARTICLE II
Dissenting Share Payments	1.8
Dissenting Shares	1.8
DOL	2.22(a)
Dollars	1.6
Domain Names	2.14(a)
Earn-Out Amount	1.6
Earn-Out Per Share Amount	1.6
Effective Tax Rate	1.6
Effective Time	1.2
Employee	2.22(a)
Employee Agreement	2.22(a)
End Date	8.1(b)
Environmental Laws	2.20(a)
Environmental Permit	2.20(a)
Equipment	2.13(e)
ERISA	2.22(a)
ERISA Affiliate	2.22(a)
Estimated Unpaid Third Party Expenses	5.13
Export and Import Approvals	1.6
Export and Import Control Laws	1.6
FAR	1.6
Financials	2.7(a)
First Earn-Out Payment	1.6
FIRPTA Compliance Certificate	5.14
FMLA	2.22(a)
401(k) Plan	5.7
GAAP	1.6
Government Bid	1.6
Government Contract	1.6
Governmental Entity	2.6
Hazardous Material	2.20(a)
Hazardous Materials Activity	2.20(a)
HIPAA	2.22(a)
Indebtedness	1.6
Indemnified Parties	7.2(a)
Indemnifying Party	7.2(a)
Indemnifying Parties	7.2(a)
Indemnifiable Matters	7.2(a)
Information Statement	5.1(a)
Intellectual Property Rights	2.14(a)
International Employee Plan	2.22(a)
Interested Party	2.16

-vi-

INDEX OF DEFINED TERMS

(continued)

Term	Section
Inventions	2.14(a)
IRS	2.22(a)
Key Employee	Recitals
Key Employee Agreements	Recitals
Knowledge	1.6
Known	1.6
Landlord Release	6.1(f)
Law	1.6
Lease Agreements	2.13(b)
Leased Real Property	2.13(b)
Letter of Transmittal	1.9(b)
Liabilities	1.6
Liability	1.6
Lien	1.6
made available	1.6
Material Adverse Effect	1.6
Material Contract	2.15(b)
Material Contracts	2.15(b)
Merger	Recitals
New York Law	1.1
Objection Deadline	7.4(b)(i)
Objection Notice	7.4(b)(i)
Officer’s Certificate	7.4(a)(i)
151 Perinton Site	6.1(f)
Open Source License	2.14(n)
Open Source Software	2.14(n)
Parent	Preamble
Parent or Sub Conflict	3.3
Parent Prepared Tax Return	5.19(a)
Patent Rights	2.14(a)
Paying Agent	1.9(a)
Pension Plan	2.22(a)
Person	1.6
Personally Identifiable Information	2.14(p)
Plan	2.2(c)
Pro Rata Portion	1.6
Products Division	Recitals
Products Division Disposition	2.29
PTO	2.14(c)
Registered Intellectual Property	2.14(a)
Related Agreements	1.6
Retained Business	1.6
Requisite Stockholder Vote	2.4
Second Earn-Out Payment	1.6
Shrink-Wrap Code	2.14(a)
Soliciting Materials	5.1(c)
Special Payment	5.18
Special Per Share Amount	1.6

-vii-

INDEX OF DEFINED TERMS

(continued)

Term	Section
Spreadsheet	5.15
Spreadsheet Certificate	5.15
Spreadsheet Losses	7.2(a)(vi)
Stockholder Affidavit	1.11
Stockholder Representative	Preamble
Stockholder Written Consent	Recitals
Straddle Period	1.6
Sub	Preamble
Subsidiary	1.6
Surrendering Holder	1.9(b)
Survival Date	7.1
Surviving Corporation	1.1
Surviving Representations	7.1
Systems	2.14(f)
Target	9.4
Tax	2.11(a)
Tax Returns	2.11(b)(i)
Taxes	2.11(a)
Tax Incentive	2.11(b)(xiv)
Tax Proceeding	5.19(e)
Technology	2.14(a)
Terminated Agreements	5.9
Third Earn-Out Payment	1.6
Third Party Claim	7.5
Third Party Expenses	5.13
Total Consideration	1.6
Transfer Taxes	5.19(f)
Trademarks	2.14(a)
Unaudited Financials	2.7(a)
Unobjected Claim	7.4(b)(ii)
Unpaid Third Party Expenses	5.13
WARN	2.22(a)
Working Capital	1.6
Works of Authorship	2.14(a)

-viii-

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 9, 2011 by and among Vintage Albany Acquisition, LLC, a Delaware limited liability company (“Parent”), SenDEC Corp., a New York corporation (the “Company”), South Albany Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent (“Sub”), and, with respect to ARTICLE VII and ARTICLE IX hereof only, Kenton W. Fiske as Stockholder Representative (the “Stockholder Representative”).

RECITALS

A. The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each limited liability company and corporation and their respective members and stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, at the Closing (as defined below) (i) all of the issued and outstanding Company Capital Stock (as defined below) shall be converted into the right to receive the consideration set forth herein and (ii) all of the issued and outstanding Company Options (as defined below) shall be converted into the right to receive the consideration set forth herein;

C. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement, each of the employees of the Company listed on Schedule 6.2(m) hereto (each, a “Key Employee”) shall have entered into (i) an “at-will” employment agreement with Parent or a subsidiary thereof, which shall include non-competition and non-solicitation covenants and (ii) a proprietary information and inventions assignment agreement on Parent’s standard form, to be effective as of the Closing Date (collectively, the “Key Employee Agreements”).

E. Prior to the Merger, the Company shall have divested itself of its products division, which manufactures digital monitoring, display and control devices that include solid-state electronic hour meters, tachometers, and engine monitors (the “Products Division”) and for all purposes herein, any reference to the Company shall be a reference to the Company without the Products Division.

F. Following the execution and delivery of this Agreement by the parties hereto, the Company shall obtain and shall deliver to Parent a true, correct and complete copy of an executed Action by Written Consent evidencing the approval of the Merger, this Agreement and the transactions contemplated hereby, in the form attached hereto as Exhibit A (the “Stockholder Written Consent”), signed by certain stockholders constituting the Requisite Stockholder Vote (as defined below).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Closing (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the laws of the Business Corporation Law of the State of New York (“New York Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in ARTICLE VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”), with the Department of State of the State of New York, in accordance with the applicable provisions of New York Law (the time of the filing of such Certificate of Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Closing, the effect of the Merger shall be as provided under the applicable provisions of New York Law. Without limiting the generality of the foregoing, and subject thereto, at the Closing all the property, rights, privileges and powers of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Company and Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Closing Date, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Closing to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Closing, until thereafter amended in accordance with New York Law and as provided in such certificate of incorporation; provided, however, that at the Closing, Article First of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is SenDEC Corp.”

(b) Unless otherwise determined by Parent prior to the Closing Date, the bylaws of the Surviving Corporation shall be amended and restated as of the Closing Date to be identical to the bylaws of Sub, as in effect immediately prior to the Closing, until thereafter amended in accordance with New York Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of Surviving Corporation. The following persons shall be the directors of the Surviving Corporation immediately after the Closing, each to hold the office of a director of the

Surviving Corporation in accordance with the provisions of New York Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified: Brian R. Kahn, Andrew Laurence and Kenton W. Fiske.

(b) Officers of Surviving Corporation. The following persons shall be the officers of the Surviving Corporation immediately after the Closing, each to hold the office set forth opposite his name in accordance with the provisions New York Law and the certificate of incorporation and bylaws of the Surviving Corporation: Kenton W. Fiske and Tom Tette.

1.6 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Adjusted Common Shares” shall mean the sum of (i) the number of shares of Company Capital Stock outstanding immediately prior to the Closing Date and (ii) the number of shares of Company Capital Stock underlying Company Options outstanding immediately prior to the Closing Date.

“Affiliates” shall, as respects a legal entity, mean any other legal entity that (a) controls, either directly or indirectly, such entity, or (b) is controlled directly or indirectly by such entity, or (c) is directly or indirectly controlled by an entity that directly or indirectly controls such entity. In this context “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Certificates” shall mean certificates delivered pursuant to Section 6.2(n) (Spreadsheet Certificate), Section 5.13 (Estimated Unpaid Third Party Expenses), Section 6.2(k) (Certificate of the Company) and Section 6.2(l) (Certificate of Secretary of Company).

“Closing Cash Payment” shall mean an amount equal to $30,000,000 plus the aggregate exercise price of all Company Options converted pursuant to Section 1.7(b) less the sum of: (i) the greater of (x) Estimated Unpaid Third Party Expenses and (y) $1,250,000; and (ii) the amount of Indebtedness for borrowed money outstanding on the Closing Date (to the extent not repaid on the Closing Date).

“Closing Per Share Amount” shall mean an amount of cash equal to the quotient obtained by dividing (x) the Closing Cash Payment by (y) the Adjusted Common Shares, rounded to the nearest one hundred thousandth (0.00001) (with amounts of 0.000005 and above rounded up).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.02 per share, of the Company.

“Company Optionholder” shall mean any Person holding Company Options immediately prior to the Closing.

“Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.

“Company Products” shall mean all products and services developed (including products and services for which development is substantially completed), manufactured, delivered, made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of the Company since its inception, or which the Company intends to manufacture, deliver, make commercially available, market, distribute, sell, import for resale, or license out within 36 months after the date hereof, other than the products of the Products Division.

“Company Stockholder” shall mean any holder of Company Capital Stock immediately prior to the Closing.

“Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written, including all amendments, modifications and supplements thereto.

“Contribution Agreement” shall mean that certain Contribution Agreement by and between the Company and SenDEC Products LLC, dated as of January 9, 2011, pursuant to which certain assets were contributed by the Company, and certain liabilities of the Company were assumed by, SenDEC Products LLC.

“December Payment” shall mean the aggregate $3,425,000 bonus paid by the Company to certain senior employees on December 31, 2010 and to non-employee Board Members upon the Closing.

“Dollars” or “$” shall mean United States Dollars.

“Earn-Out Amount” means the sum of the First Earn-Out Payment, the Second Earn-Out Payment and the Third Earn-Out Payment.

“Earn-Out Per Share Amount” shall mean an amount of cash equal to the quotient obtained by dividing (x) the Earn-Out Amount by (y) the Adjusted Common Shares, rounded to the nearest one hundred thousandth (0.00001) (with amounts of 0.000005 and above rounded up).

“Effective Tax Rate” shall mean 38.6%.

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” shall mean any U.S. or applicable non-U.S. law, regulation or order governing (i) imports, exports, reexports or transfers of products, services, software or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

“FAR” shall mean the Federal Acquisition Regulations.

“First Earn-Out Payment” shall mean $3,500,000 less the amount of Losses from Indemnifiable Matters determined in accordance with Article VII (but only to the extent not previously deducted from the Special Payment).

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Government Bid” or “Government Bids” shall mean (i) any Contract bidded on or solicited by or on behalf of the Company with a Governmental Entity or (ii) any Contract or subcontract bidded on or solicited by or on behalf of the Company, which, by its terms, relates to a Contract to which a Governmental Entity is a party.

“Government Contract” or “Government Contracts” shall mean (i) any Contract entered into by or on behalf of the Company with a Governmental Entity or (ii) any Contract or subcontract entered into by or on behalf of the Company, which, by its terms, relates to a Contract to which a Governmental Entity is a party.

“Indebtedness” shall mean and include all Liabilities and obligations, including any applicable fees, penalties (including with respect to any prepayment thereof), interest and premiums: (i) for borrowed money; (ii) evidenced by (or which would customarily be evidenced by) notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (iv) under capital leases; (v) all obligations for the reimbursement for any obligor or any letter of credit, banker’s acceptance or similar transaction; or (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

“Knowledge” or “Known” shall mean the actual knowledge, or such knowledge that the Key Employees could reasonably be expected to have based on their position with the Company.

“Law” shall mean any federal, state, local, whether domestic or foreign, statute, law (including common law), rule, regulation, ordinance, administrative ruling, order, code, directive or any other requirement or rule of law (including any zoning or land use law, building code, environmental law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors).

“Liability” or “Liabilities” shall mean, with respect to any Person, all liabilities of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its Subsidiaries, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, without duplication, with respect to the Company, Unpaid Third Party Expenses.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“made available” means that the materials in question have been posted by the Company on or before the date of this Agreement, and have not been removed from, the virtual data room managed by the Company at http:\\cperc.chadbourne.com\sendec or otherwise delivered to Parent.

“Material Adverse Effect” shall mean any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise), operations or capitalization of such entity and its Subsidiaries (if any), taken as a whole; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse effect that results from changes attributable to conditions affecting the industries in which the Company participates (to the extent that such changes do not disproportionately adversely affect the Company); (ii) any adverse effect that results from the Company taking any action at the written request of Parent; (iii) any changes in general economic conditions generally affecting the industries in which the Company participates (to the extent that such changes do not disproportionately adversely affect the Company relative to other companies similarly situated in the industries in which the Company operates); or (iv) Company’s failure to achieve its financial projections prior to the Closing Date (it being understood that the facts, conditions, changes, developments, events or effects giving rise or contributing to any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred).

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Pro Rata Portion” shall mean, with respect to each Indemnifying Party, a percentage equal to the quotient of (x) the aggregate amount of Total Consideration receivable by such Indemnifying Party pursuant to the terms of this Agreement with respect to the number Adjusted Common Shares held by such Indemnifying Party as of the Closing Date, divided by (y) the aggregate amount of Total Consideration receivable by all Indemnifying Parties pursuant to this Agreement with respect to the Adjusted Common Shares held by all Indemnifying Parties as of the Closing. For purposes of clarity, the sum of all “Pro Rata Portions” shall at all times equal 1 (one).

“Related Agreements” shall mean the Key Employee Agreements and the Contribution Agreement.

“Retained Business” shall mean the business of the Company other than the business of the Products Division.

“Second Earn-Out Payment” shall mean $3,500,000 less the amount of Losses from Indemnifiable Matters determined in accordance with Article VII (but only to the extent not previously deducted from the First Earn-Out Payment or Special Payment).

“Special Per Share Amount” shall mean an amount of cash equal to the quotient obtained by dividing (x) the Special Payment by (y) the Adjusted Common Shares, rounded to the nearest one hundred thousandth (0.00001) (with amounts of 0.000005 and above rounded up).

“Straddle Period” shall mean any taxable period beginning before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (x) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries or Affiliates.

“Third Earn-Out Payment” shall mean $7,000,000 less the amount of Losses from Indemnifiable Matters determined in accordance with Article VII (but only to the extent not previously deducted from the First Earn-Out Payment or the Second Earn-Out Payment or the Special Payment).

“Total Consideration” shall mean an amount of cash equal to (i) the Closing Cash Payment, plus (ii) the Earn-Out Amount, plus (iii) the amount payable pursuant to Section 5.18.

“Working Capital” shall mean the current assets less current liabilities determined in accordance with GAAP, in all accounts of the Company as of the date hereof.

1.7 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Effect on Company Capital Stock. At the Closing, by virtue of the Merger and subject to Section 1.8 regarding Dissenting Shares and without any action on the part of Sub, the Company or the Company Stockholders, each share of Company Capital Stock issued and outstanding immediately prior to the Closing, other than Dissenting Shares, upon the terms and subject to the conditions set forth in this Agreement, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock (each, a “Company Stock Certificate”) or a Stockholder Affidavit, the (i) Closing Per Share Amount (without interest thereon), (ii) the right to receive the Special Per Share Amount to be paid by the Parent following the Closing and no later than July 31, 2011 and (iii) the right to receive an aggregate amount up to the Earn-Out Per Share Amount (without interest thereon) at the times and pursuant to the terms set forth in Schedule 1.7(a) upon the achievement of the milestones set forth in Schedule 1.7(a).

(b) Treatment of Company Options. At the Closing, each then outstanding Company Option, whether or not exercisable at the Closing and regardless of the respective exercise prices thereof, will be converted into the right to receive an amount equal to (i) (A) the product of the Closing Per Share Amount multiplied by the number of shares of Company Capital Stock underlying such Company Option immediately prior to the Closing less (B) the product of exercise price per share of such Company Option multiplied by the number of shares of Company Capital Stock underlying such Company Option immediately prior to the Closing, less (C) any Taxes required by Law to be withheld, (ii) the right to receive the Special Per Share Amount to be paid by the Parent following the Closing and no later than July 31, 2011 and (iii) the right to receive the Earn-Out Per Share Amount at the times set forth in Schedule 1.7(a) upon the achievement of the milestones set forth in Schedule 1.7(a). The Company agrees to take all action necessary to effect this conversion of Company Options upon the Closing, including but not limited to, adopting all resolutions, giving all notices, obtaining consents from holders of Company Options and taking any other actions that are reasonably necessary to effect this Section 1.7(b).

(c) Effect on Capital Stock of Sub. Upon Closing, each share of common stock of Sub issued and outstanding immediately prior to the Closing shall be automatically converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall be surrendered at Closing in accordance with Section 1.10(c).

1.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock that are issued and outstanding as of the Closing Date and that are held by a shareholder elects to exercise his, her or its appraisal rights under New York Law (the “Dissenting Shares”) shall not be converted into the right to receive the payments set forth in Section 1.7(a) unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under New York Law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the New York Law. The Company or the Surviving Corporation, as applicable, shall give Parent prompt notice of any demands received by the Company of the Surviving Corporation, as applicable, for the exercise of dissenters’ rights with respect to shares of Company Capital Stock and will consult in good faith with Parent with respect to all negotiations and proceedings with respect to such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses, (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together, “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of ARTICLE VII hereof the amount of such Dissenting Share Payments.

1.9 Exchange Procedures.

(a) At or prior to Closing, Parent shall deliver, in trust, to a paying agent selected by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the Company Stockholders and Company Optionholders, sufficient funds for timely payment of that portion of the aggregate amount payable pursuant to Section 1.7(a)(i) plus the aggregate amount payable pursuant to Section 1.7(b)(i) (such cash being hereinafter referred to as the “Consideration Fund”).

(b) Parent shall make available to, and promptly after the Closing, Parent shall cause the Paying Agent to mail to, each Company Stockholder and Company Optionholder (i) a letter of transmittal in substantially the form attached hereto as Exhibit C (“Letter of Transmittal”) and shall (A) specify that delivery of each Company Stock Certificate shall be deemed to have occurred, and, with respect to Company Stock Certificates, risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of the Company Stock Certificates or a Stockholder Affidavit to the Paying Agent, (B) include an undertaking to be bound by the terms of this Agreement and a confirmation of the Stockholders’ Representative as the agent of such holder pursuant to Section 7.6 for the purposes set forth herein, (C) include a substitute IRS Form W-9 and instructions, together with instructions on how to obtain IRS Form W-8BEN (or other applicable Form W-8), as applicable, and (D) include any other information required pursuant to any applicable Law and (ii) instructions for use in effecting the surrender of the Company Stock Certificates or delivery of the Stockholder Affidavit in exchange for payment of the consideration to which such holder may be entitled pursuant to this Agreement and as specified in the Spreadsheet (the form of such letter of transmittal and instructions to be reasonably agreed to by the Company and Parent and prepared prior to the Closing). Upon surrender of a Company Stock Certificate for cancellation to the Paying Agent or delivery to the Paying Agent of a Stockholder Affidavit, in either case together with such Letter of Transmittal, duly executed and properly completed in accordance with the instructions thereto, the holder of such Company Stock Certificate (each such holder, a “Surrendering Holder”) shall be entitled to receive in exchange therefor from the Paying Agent (subject to Parent’s obligations to pay such consideration in the event the Paying Agent fails or is unable to do so) the consideration that such holder has the right to receive in respect of the Company Stock Certificates surrendered or Stockholder Affidavit delivered pursuant to the provisions of this Agreement as specified in the Spreadsheet, after giving effect to any withholding Tax required to be withheld pursuant to applicable Law, and the instrument so surrendered or transferred shall forthwith be cancelled. Parent shall use commercially reasonable efforts to cause the Paying Agent to make such payments within three (3) Business Days following the receipt of all such properly completed documentation from the Surrendering Holder in a form reasonably acceptable to the Paying Agent. No interest will be paid or accrued on the consideration payable to holders of Company Stock Certificates.

(c) At the Closing, Parent shall surrender the certificate(s) representing the shares of Sub, and the Surviving Corporation shall issue to Parent in exchange therefor a certificate or certificates representing the number of shares of Surviving Corporation common stock to which Parent is entitled pursuant to Section 1.7(c).

(d) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than two weeks from the date of investment or (ii) money market mutual or similar funds having assets in excess of $500,000,000. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Company Capital Stock or Company Options.

(e) Transfers of Ownership. If the cash payment or check evidencing the cash to be paid pursuant to Sections 1.7 and 1.10(a) hereof is to be made to a Person other than the Person whose name is reflected on the Company Stock Certificate or Stockholder Affidavit surrendered in exchange therefor, it will be a condition of the issuance thereof that the certificate or affidavit so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered or the Stockholder Affidavit delivered in lieu of such certificate, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) Paying Agent to Return Consideration. After the Closing Date, any funds that have not been distributed to the then former Company Stockholders or Company Optionholder within twelve (12) months after such funds were received by the Paying Agent shall be delivered to the Surviving Corporation. Any then former Company Stockholder or Company Optionholder who has not theretofore complied with this Section 1.9 shall thereafter look only to the Parent and the Surviving Corporation for any amount deliverable pursuant to Sections 1.7(a)(i) and 1.7(b)(i) in respect of each share of Company Capital Stock or Company Option such Person held, as determined pursuant to this Agreement, without any interest thereon.

(g) No Liability. None of the Paying Agent, Parent, the Surviving Corporation, any Affiliate of the foregoing nor any other Person shall be liable to any Person in respect of any portion of the Total Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.10 No Further Ownership Rights in Company Capital Stock and Company Options. The portion of the Total Consideration paid or payable in respect of the surrender for exchange of shares of Company

Capital Stock and Company Options in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock and Company Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock or Company Options that were outstanding immediately prior to the Closing. If, after the Closing, Company Stock Certificates or Stockholder Affidavits are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the consideration contemplated in this Agreement.

1.11 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates or agreements, upon the making of an affidavit of that fact by the holder thereof (a “Stockholder Affidavit”), such consideration, if any, as may be required pursuant to the terms and conditions of this Agreement.

1.12 Withholding Taxes. Notwithstanding any other provision of this Agreement, the Company and, on its behalf, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax law or under any applicable legal requirement, and to request and be provided any necessary tax forms, including Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, or any similar information. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.13 Taking of Necessary Action; Further Action. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company (excluding those belonging to the Products Division), Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub, solely with respect to the portion of the Company being acquired hereunder and not with respect to the Products Division, and subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers, provided, however, that any disclosures made therein shall apply to any other section or subsection without repetition where it is clear, on the face of such disclosure, that the disclosure is intended to apply to such other section or subsection) supplied by the Company to Parent and Sub (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Closing Date, as though made at the Closing Date, as follows:

2.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the Company’s business as currently conducted except for such failure to be so qualified or licensed that are not, individually or in the aggregate, material to the Company, taken as a whole. The Company has made available a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Company is not in violation of any of the provisions of its Charter Documents. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents not reflected therein.

(b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.

(c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise has conducted its business since inception (specifying the existence of Employees or facilities in each such state or jurisdiction).

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of Five Million (5,000,000) shares of Company Common Stock, of which One Million, Four Hundred Six Thousand and Four (1,406,004) shares are issued and outstanding. As of the date hereof, the Company Capital Stock is held by the Persons with the domicile addresses and in the amounts set forth on Section 2.2(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held by such Person, the applicable stock certificate number(s) representing such shares, the number of shares subject to repurchase, whether any such repurchase rights will lapse, in whole or in part, as a result of this Agreement and the transactions contemplated hereby, and, unless fully vested, the vesting schedule for such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no outstanding shares of Company Capital Stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Except as set forth in this Section 2.2(a), the Company has no other capital stock authorized, issued or outstanding. The Spreadsheet shall, upon the Closing, completely and correctly reflect the aggregate amounts payable pursuant to Sections 1.7(a)(i) and 1.7(b)(i).

(b) All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, except to the extent failure to comply would not result in a Material Adverse Effect to the Company, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Charter Documents.

(c) Except for the Company’s stock option plans (each, a “Plan”), the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. As of the date hereof, the Company has reserved an aggregate of Nine Hundred Thousand (900,000) shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted in Plans, of which (i) Five Hundred Fifty Four Thousand, Four Hundred Eighty (554,480) shares are issuable upon the exercise of outstanding, unexercised options granted under the Plans and (ii) Two Hundred and Eighty Four Thousand (284,000) shares remain available for future grant under the Company’s 2008 Stock Option Plan. Section 2.2(c) of the Disclosure Schedule sets forth, as of the date hereof, for each outstanding Company Option the name of the holder of such option or award, the type of entity of such holder, the domicile address of such holder, the type and number of shares of Company Capital Stock issuable upon the exercise of such option or award, the exercise price of such option or award, the date of grant of such option or award, the vesting schedule for such option or award, including the extent vested to date and whether (and to what extent) the vesting of such option or award is subject to acceleration as a result of the transactions contemplated by this Agreement and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code and whether such option is subject to Section 409A of the Code. True and complete copies of all agreements and instruments relating to or issued under the Plan have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented other than as provided in this Agreement, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(d) Other than as set forth in Section 2.2(c) of the Disclosure Schedule or the Spreadsheet, as of the Closing, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. As a result of the Merger, upon the Closing, except for Dissenting Shares, if any, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding, in each case, free and clear of any Liens.

(e) Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Company Capital Stock.

2.3 Subsidiaries. Section 2.3 of the Disclosure Schedule lists each Person in which the Company owns any shares of capital stock or any equity interest in, or controls, directly or indirectly, any Person. Other than SenDEC Products LLC to which the Products Division will be transferred, which prior to the transfer of the Products Division, will not have any significant assets or liabilities or employees, the Company does not have, and has never had, any Subsidiary.

2.4 Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of the transactions contemplated by this Agreement by the Company Stockholders. The vote required of the Company Stockholders to approve this Agreement and the transactions contemplated hereby is set forth in Section 2.4 of the Disclosure Schedule (such vote, the “Requisite Stockholder Vote”). The

Requisite Stockholder Vote is the only vote, approval or consent of the holders of any class or series of Company Capital Stock or any other securities of the Company that is necessary to adopt this Agreement and approve the transactions contemplated hereby. This Agreement has been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been, or, as of the Closing Date will be, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute when executed and delivered, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity.

2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible) or any Law. Section 2.5 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Contracts with the Company that are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Closing. Following the Closing, the Company will continue to be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including a party to any Contract with the Company (so as not to trigger any Conflict), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (b) the filing of the Certificate of Merger, (c) such consents, waivers and approvals as are required by the corporate Laws of New York or (d) such consents, waivers and approvals as are set forth in Section 2.5 of the Disclosure Schedule.

2.7 Company Financial Statements.

(a) Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited balance sheets as of July 31, 2010 and 2009, and the related audited statements of operations, cash flows and changes in stockholders’ investment for the three years in the period ended July 31, 2010 (the “Audited Financials”), and (ii) unaudited balance sheet as of October 30, 2010 (the “Balance Sheet Date”), and the related unaudited statements of income for the three months then ended (the “Unaudited Financials”). The Audited Financials and the Unaudited Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except that the Unaudited Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b) The Company maintains accurate Books and Records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s authorization, (iv) the reporting of its assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c) Neither the Company nor to the Knowledge of the Company, any Representative of the Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

2.8 No Undisclosed Liabilities. The Company does not have any Liability, Indebtedness, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, except for those which (i) have been reflected in the Current Balance Sheet or (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date. Except as set forth in Section 2.8 of the Disclosure Schedule, the Company has no outstanding Indebtedness as of the date hereof.

2.9 Accounts Receivable. All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement outside the ordinary course of the Company’s business and, to the Company’s Knowledge, are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied). No Person has any Lien on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

2.10 No Changes. Since the Balance Sheet Date, except as expressly permitted under, required or specifically consented to by Parent pursuant to Section 4.1 or Section 4.3 hereof, there has not been, occurred or arisen any:

(a) material transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) modifications, amendments or changes to the Charter Documents except as expressly contemplated by this Agreement;

(c) payment, discharge, waiver or satisfaction, in any amount in excess of $50,000 in any one case, or $200,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or loss of a material customer of the Company (whether or not covered by insurance);

(e) material employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor disputes or claims of wrongful discharge or other unlawful employment or labor practice or action by the Company;

(f) adoption of or change in accounting policies or procedures (including any change in the policies or procedures for reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, or billing and invoicing policies) by the Company;

(g) making of or change in any Tax election, adoption of or change in any Tax accounting method, settlement or compromise of any Tax claim or assessment or entering into any closing agreement in respect of Taxes, filing of any amended Tax Return, or consent to the waiver or extension of the limitations period for any Tax claim or assessment;

(h) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options;

(i) (A) termination or extension, or material amendment, waiver or modification of the terms, of any Material Contract not required by the terms thereof or (B) material breach of or material default under any Material Contract or the occurrence of any event or condition which, with the giving of notice or the passage of time or both, could constitute such a material breach or material default;

(j) sale, lease, sublease, license or other disposition of any real property or any of the material assets (whether tangible or intangible) or material properties of the Company, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any Lien in such material assets or material properties other than non-exclusive licenses of the Company Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements (as defined below);

(k) loan by the Company to any Person, incurring by the Company of any Indebtedness for borrowed money, guaranteeing by the Company of any Indebtedness for borrowed money, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business consistent with past practices;

(l) waiver or release of any material right or claim of the Company;

(m) commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs;

(n) other than the exercise of Company Options in the ordinary course of business, issuance or sale, or Contract or undertaking to issue or sell, by the Company of (i) any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or (ii) any securities, warrants, options or rights to purchase any of the foregoing;

(o) receipt by the Company of written notice of any claim or potential claim of ownership by any Person other than the Company of Company Intellectual Property (as defined below) or of infringement by the Company of any other Person’s Intellectual Property Rights (as defined below);

(p) (i) sale or license of any Company Intellectual Property or Company Products or execution of any agreement with respect to the Company Intellectual Property or Company Products with any Person other than in the ordinary course of business and consistent with past practices, or (ii) purchase or license of any Intellectual Property Rights or Technology or execution of any agreement with respect to the Intellectual Property Rights or Technology of any Person (other than Shrink-Wrap Code), (iii) agreement with respect to the development of any Intellectual Property Rights or Technology with a third party, other than in the ordinary course of business consistent with past practice, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or, to the Company’s Knowledge, in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights or Technology to the Company other than changes in pricing or royalties made in the ordinary course of business and consistent with past practices;

(q) other than in the ordinary course of business consistent with past practice, hiring or termination of any Employee of the Company, promotion, demotion or other change to the employment status or title of any officer of the Company or resignation or removal of any director of the Company;

(r) (i) increase in or decrease in or other change to the salary, wage rates, bonuses, or fringe benefits or other compensation (including equity based compensation) payable or to become payable by the Company to any of its Employees, (ii) other than as set forth in this Agreement, declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) by the Company of a severance payment, change of control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any of its, Employees, (iii) other than as set forth in this Agreement, promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, or (iv) other than as set forth in this Agreement, adoption, termination or amendment of any Company Employee Plan, Employee Agreement (other than the execution of the Company’s standard at-will offer letter) or collective bargaining agreement, in each case other than in the ordinary course of business consistent with past practice;

(s) any action to accelerate the vesting schedule or extend the post-termination exercise period of any Company Options or any Company Common Stock or any similar equity awards;

(t) receipt of any notice from any third party having a business relationship with the Company of its intent to terminate that business relationship or modify such relationship in a manner that could reasonably be expected to be detrimental to the Company’s business;

(u) circumstance, change, event or effect of any character that has had or is reasonably likely to have a Material Adverse Effect with respect to the Company; or

(v) agreement by the Company, or any officer or Employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (u) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

2.11 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, and similar assessments, charges, duties (including stamp duty), and impositions, imposed by any Governmental Entity in the nature of Taxes, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b) Tax Returns and Audits. Except as set forth in Section 2.11(b) of the Disclosure Schedules:

(i) The Company has (a) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including any amendments or attachments thereto (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations, and such Tax Returns are true and correct in all material respects and (b) timely paid all Taxes it is required to pay (whether or not shown on a Tax Return).

(ii) The Company has paid or withheld with respect to its Employees, Company Stockholders and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and has timely paid over any such Taxes over to the appropriate authorities, and will pay or withhold (and pay over) such Taxes that are required to be paid or withheld with respect to any transaction or event occurring or payment made to such payees up to and including the Closing Date.

(iii) The Company is not delinquent in the payment of any Tax which is still due and owing, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. To the Company’s knowledge no claim has ever been made in writing by any Tax authority that the Company is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns. No adjustment that is still outstanding relating to any Tax Return filed by the Company has been proposed in writing by any Tax authority. The Company is not a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes. To the Company’s knowledge there are no matters relating to Taxes under discussion between any taxing authority and the Company.

(v) As of July 31, 2010, the Company does not have any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any material liability for Taxes since July 31, 2010 other than Taxes incurred in the ordinary course of business and Taxes attributable to the Products Division Disposition.

(vi) The Company has made available to Parent copies of all income, use and other material Tax Returns for the Company for all periods since January 1, 2006.

(vii) There are (and immediately following the Closing there will be) no Liens on the assets of the Company relating or attributable to Taxes other than Liens for Taxes not yet due and payable and other than Liens for Taxes that are being contested in good faith and for which adequate reserves have been established on the Current Balance Sheet, in accordance with GAAP.

(viii) The Company has not been, within the last six (6) years, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(x) The Company has not engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b), including a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2). The Company has disclosed on its U.S. federal income Tax Returns all positions taken therein which could give rise to a substantial Understatement of Tax within the meaning of Section 6662 of the Code.

(xi) The Company has (a) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, (c) no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by operation of law, by contract, or otherwise, and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xii) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income for any Tax period or portion thereof after the Closing as a result of any (a) change in method of accounting under Section 481 of the Code for any Tax period or portion thereof ending on or prior to the Closing, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred inter-company gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (a), (b) and (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition consummated prior to the Closing, or (e) prepaid amount received prior to the Closing.

(xiii) The Company uses the accrual method of accounting for income Tax purposes.

(xiv) The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xv) The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such other country.

(xvi) The Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any individual, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

(d) 409A Compliance. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) complies in all material respects with the requirements of Section 409A of the Code and applicable IRS guidance issued thereunder. Each Company Option has an exercise price that is not less than the fair market value of the Company Common Stock on the date of its grant.

(e) Scope. The representations and warranties in this Section 2.11 refer only to the past activities of the Company and are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any tax period (or portion thereof) beginning after or any tax position taken after, the Closing Date.

2.12 Restrictions on Business Activities. Except as set forth in Section 2.12 of the Disclosure Schedule, there is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of (i) prohibiting or impairing (A) any business practice of the Company, (B) any acquisition of property (tangible or intangible) by the Company, or (C) the conduct of business by the Company, or (ii) otherwise limiting the freedom of the Company to engage in its current line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company is not currently a party to any executory Contract under which the Company is restricted from selling, licensing, manufacturing, delivering or otherwise distributing or commercializing any of its Company Intellectual Property or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company does not own any real property, nor has the Company ever owned any real property.

(b) Section 2.13(b) of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to real property (“Lease Agreements”) currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), including all amendments, terminations and modifications thereof, the name of the current lessor, licensor, sublessor, master lessor and/or lessee, the term of the Lease Agreement and the size of the premises, and there are no other Lease Agreements for real property to which the Company is bound and the Company does not occupy or have a right to occupy any real property other than pursuant to such Lease Agreements. There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) and no rent is past due. The Lease Agreements for the Leased Real Property are valid, binding, and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. Except for the Leased Real Property, the Company has never leased, subleased, used, occupied, or stored its property at any other real property and no employees, inventory or other tangible property of the Company is located at or on any real property, other than the Leased Real Property. There is no default (and no circumstance which, with the passage of time, the giving of notice, or both, would result in a default) by the Company, or, to the Knowledge of the Company, by any other party, under any Lease Agreement or with respect to any Leased Real Property.

(c) The Company has provided Parent with true, correct and complete copies of all Lease Agreements. The Company currently occupies all of the Leased Real Property, and there are no other parties occupying, or with a right to occupy, the Leased Real Property. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreements, or otherwise adversely affect the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Leased Real Property is in good operating condition and repair and is suitable for the conduct of the business as presently conducted therein. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, violate any Law relating to such property or operations thereon. The Company could not be required to expend more than $20,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. To the Company’s Knowledge, there is no pending or threatened condemnation or similar proceeding or special assessments or improvements or activities of any public or quasi-public body which may give rise to any special assessment against any Leased Real Property. The Company has not received any notice from any insurance company of any defects or inadequacies in any Leased Real Property or any part thereof which could materially and adversely affect the insurability of such Leased Real Property or the premiums for the insurance thereof or requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in the Leased Real Property and all of its other tangible properties and assets,

real, personal and mixed, used or held for use in and/or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except (i) Liens for Taxes not yet due and payable, and (ii) such non-monetary imperfections of title, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby. Section 2.13(d) of the Disclosure Schedule sets forth the tangible properties and assets, real, personal and mixed, used and/or held for use in the conduct of the business of the Company with an individual value of more than $10,000.

(e) Section 2.13(e) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company. Such Equipment, the other tangible property owned by the Company, and the Leased Real Property is (i) all of the material tangible real and personal property required for, and is otherwise adequate for, the conduct of the business of the Company as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.14 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights, including Registered Intellectual Property that are owned or purported to be owned by the Company.

“Company Source Code” means any software source code, any material portion or aspect of software source code, or any proprietary algorithm contained in any software source code, of any Company Intellectual Property or any Company Product.

“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology in any jurisdiction, including without limitation: (1) rights in, arising out of, or associated with Works of Authorship, including without limitation rights in databases and rights granted under the Copyright Act; (2) rights in, arising out of, or associated with Databases; (3) rights in, arising out of, or associated with Inventions, including without limitation rights granted under the Patent Act (“Patent Rights”); (4) rights in, arising out of, or associated with Trademarks, including without limitation rights granted under the Lanham Act; (5) rights in, arising out of, or associated with Confidential Information, including without limitation rights granted under the Uniform Trade Secrets Act; (6) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity; (7) rights of attribution and integrity and other moral rights of an author; and (8) rights in, arising out of, or associated with Domain Names.

“Registered Intellectual Property” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.

“Shrink-Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than U.S. $5,000 for a perpetual license for a single user or work station (or $25,000 in the aggregate for all users and work stations).

“Technology” shall mean all forms of technology, including any or all of the following: (i) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”); (iv) databases, data compilations and collections and technical data (“Databases”); (v) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, trade names, trade dress, trademarks and service marks (“Trademarks”); (vi) domain names, web addresses and sites (“Domain Names”); and (vii) devices, prototypes, designs and schematics.

(b) Technology. Except as set forth on Section 2.14(b) of the Disclosure Schedule, all Technology used in or necessary to the conduct of Company’s business as presently conducted was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, and no third party owns or has any ownership interest in any of the Company Intellectual Property.

(c) Registered Intellectual Property. Section 2.14(c) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company (“Company Registered Intellectual Property”) and all material unregistered trademarks used by the Company with respect to Company Products, and (ii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) to which the Company is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the material Company Registered Intellectual Property. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each assignment of Registered Intellectual Property to the Company by a third Person that is included within the Company Registered Intellectual Property with each relevant Governmental Entity.

(d) Transferability of Company Intellectual Property. All material Company Intellectual Property will be fully transferable, alienable and licensable by the Surviving Corporation after the Closing without restriction and without payment of any kind to any third party.

(e) Title to and Enforceability of Company Intellectual Property. The Company is the sole and exclusive owner of each item of all material Company Intellectual Property. No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, stipulation, or Lien that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use, or enforceability of such Company Intellectual Property. To the Company’s Knowledge, the Registered Intellectual Property included in the Company Intellectual Property is valid and enforceable. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of any material Intellectual Property Rights included in the Company Intellectual Property.

(f) Third Party Intellectual Property Rights. Other than Technology and Intellectual Property Rights licensed to the Company under (i) licenses for the Open Source Software (as defined below) listed in Section 2.14(n) of the Disclosure Schedule, (ii) licenses for Shrink-Wrap Code, and (iii) the licenses set forth in Section 2.14(f) of the Disclosure Schedule, the Company Intellectual Property includes all Technology and Intellectual Property Rights that are material to the conduct of the business of the Company as it currently is conducted by the Company, including the design, development, manufacture, delivery, use, marketing, import for resale, distribution, licensing out and sale of any Company Product. The Company owns, or possesses licensed copies of, all material Technology that is used in or necessary to the conduct of the business of the Company as currently conducted.

(g) Standard Form Agreements. Other than those entered into in the ordinary course of business consistent with past practice, Section 2.14(g) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party and under which the Company has granted, licensed or provided any Company Intellectual Property and/or Technology to third parties (other than rights granted to contractors or vendors to use Company Intellectual Property and Technology for the sole benefit of the Company).

(h) No Infringement by the Company. The operation of the business of the Company as currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, delivery, sale and licensing out of any Company Product by the Company, does not infringe or misappropriate, and will not infringe or misappropriate when conducted in substantially the same manner by Parent and/or the Company following the Closing, any Intellectual Property Rights of any Person, violate any right of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received written notice from any Person claiming that such operation or any act, any Company Product, or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(i) Third Party Rights. Except as set forth in Section 2.14(i) of the Disclosure Schedule, no third party that has licensed material Intellectual Property Rights to the Company or provided any material Technology to the Company has retained sole ownership of or any exclusive license rights to any material Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company thereof under such license.

(j) Restrictions on Business. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company is a party, will cause: (i) Parent or the Company to grant to any third party any right to or with respect to any material Intellectual Property Rights owned by, or licensed to, any of Parent or the Company (other than rights granted by the Company on or prior to the Closing Date under Intellectual Property Rights owned by the Company as of the Closing Date), (ii) Parent or the Company, to be bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (excluding any non-compete or other material restriction that arises from any agreement to which the Company is not a party) or (iii) Parent or the Company to be obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(k) No Third Party Infringement. To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(l) Proprietary Information Agreements. The Company has taken reasonable steps to protect the confidentiality of confidential information and trade secrets of the Company or of any third party that has provided any confidential information or trade secrets to the Company.

(m) No Government Funding. No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Intellectual Property.

(n) Open Source Software. “Open Source License” means (i) any so-called “open source”, “copyleft”, “freeware”, or “general public” license, (ii) any license that is substantially similar to those listed at http://www.opensource.org/licenses/, and (iii) any license that (a) requires the licensor to permit reverse-engineering of the licensed technology (such as software) or other technology incorporated into, derived from, or distributed with such licensed technology or (b) that requires the licensed technology or other technology incorporated into, derived from, or distributed with such licensed technology (1) be distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, (3) be distributed at no charge, or (4) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers). The Company has not used software that is distributed under an Open Source License (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the GNU Affero General Public License, Mozilla Public License (MPL), BSD licenses, the Artistic License (e.g., PERL), the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), QT Free Edition License, IBM Public License, Bitkeeper, and the Apache License) (collectively, “Open Source Software”) in any manner that (i) requires the disclosure or distribution in source code form of any material Company Intellectual Property, (ii) requires the licensing of any material Company Intellectual Property for the purpose of making derivative works, (iii) imposes any restriction on the consideration to be charged for the distribution of any material Company Intellectual Property, (iv) grants, or purports to grant, to any third party, any rights or immunities under material Intellectual Property Rights owned by the Company, (v) creates, or purports to create, obligations for the Company with respect to material Intellectual Property Rights owned by the Company, or (vi) imposes any other material limitation, restriction, or condition on the right of the Company to use or distribute any material Company Intellectual Property. With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(o) Company Source Code. Other than with respect to Shrink Wrap Code, the Company owns and possesses all source code for all material software owned by it. The Company owns or has valid licenses to and possesses the source code for all Company Products and any other software or products distributed and presently supported by the Company. Neither the Company, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any material Company Source Code, except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company.

(p) Personally Identifiable Information. Section 2.14(p) of the Disclosure Schedule generally describes general categories of all Personally Identifiable Information collected by the Company through Internet websites owned, maintained or operated by the Company (“Company Sites”), and through any services provided to customers of the Company (“Company Services”). “Personally Identifiable Information” means any information that alone or in combination with other information held by the Company can be used to specifically identify an individual. To the Company’s Knowledge, the Company has complied with all applicable laws, its internal privacy policies (if any), contractual obligations (if any), and third party privacy policies which the Company has been contractually obligated to comply with (if any), relating to (i) the privacy of users of Company Sites and Company Products; and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company in any manner or maintained by third parties having authorized access to such information. The execution, delivery and performance of this Agreement does not violate the Company’s privacy policies (if any) or any applicable laws relating to privacy. Copies of all current and prior privacy policies of the Company (if any) that apply to the Company Sites, Company Products, or the Company Services are attached to Section 2.14(p) of the Disclosure Schedule. Each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable laws.

(q) Protection of Personally Identifiable Information. With respect to all Personally Identifiable Information described in Section 2.14(p) of the Disclosure Schedule, the Company has at all times taken reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that Personally Identifiable Information.

(r) Contaminants. The Company has taken reasonable steps to keep Company Products (and all parts thereof) and the Technology used to deliver all Company Products free and prevent the introduction of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product and the Technology used to deliver all Company Products (or all parts thereof) or data or other software of users (“Contaminants”). To the Company’s Knowledge, the Company Products are free of Contaminants.

(s) Systems. The computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the existing needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Systems are in reasonably good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company. Except as set forth in Section 2.14(p) of the Disclosure Schedule, all material Systems (to the extent operated by or dedicated to the Company), other than software that is duly and validly licensed to the Company pursuant to a valid and enforceable Contract, are owned and operated by, or are under the control of, the Company.

(t) Security Breaches. The Company has taken reasonable steps to preserve the availability, security, and integrity of the Systems, and the data and information stored thereon (including protecting such Systems from access by unauthorized Persons). To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the Systems.

2.15 Agreements, Contracts and Commitments.

(a) Except as set forth in Section 2.15(a) of the Disclosure Schedule (specifying the appropriate paragraph), the Company is not a party to, or bound by:

(i) (A) any employment, contractor or consulting agreement, contract or commitment with any Employee or salesperson, (B) any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any Employee, or (C) any consulting or sales agreement, contract, or commitment with a firm or other organization where the cost to the Company pursuant to such agreement, contract or commitment exceeds $10,000 annually;

(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of any real or personal property other than leases for equipment in the ordinary course of business for which annual lease payments do not exceed $25,000 annually;

(v) any agreement of indemnification or guaranty;

(vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $200,000 in the aggregate;

(vii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix) other than raw material inventory acquired in the ordinary course of Company business on behalf of a customer, any purchase order or contract for the purchase of materials or services in excess of $25,000;

(x) any joint marketing agreement;

(xi) any dealer, distribution, sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company;

(xii) any joint development arrangement outside of the ordinary course of business or joint venture;

(xiii) any nondisclosure, confidentiality or similar agreement, other than nondisclosure agreements on the Company’s standard form which is attached hereto as Schedule 2.15(a)(xiii);

(xiv) any Contract pursuant to which the Company is bound to or has committed to provide any product or service to any third party on a most favored nation (MFN) basis or similar terms; or

(xv) any other agreement, contract or commitment that involves $50,000 individually or $200,000 in the aggregate or more and is not cancelable without penalty within 30 days.

(b) The Company has made available to Parent true and complete copies of each Contract required to be disclosed pursuant to Sections 2.2, 2.12, 2.13, 2.14 (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement) and 2.15(a), and solely with respect to Contracts with customers, solely those Contracts that, either individually, or in the aggregate for a single customer, have a face value in excess of $150,000 (each a “Material Contract” and collectively, the “Material Contracts”) and each of the other documents listed on the Disclosure Schedule.

(c) Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company, and, to the Knowledge of the Company, each other party thereto, enforceable against the Company, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, each other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity. The Company is in compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party.

(d) The Company has fulfilled all material obligations required to have been performed by the Company prior to the date hereof pursuant to each Material Contract.

(e) All outstanding Indebtedness for borrowed money of the Company may be prepaid without penalty.

2.16 Interested Party Transactions. No officer, director or to the Knowledge of the Company, any Company Stockholder (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16.

2.17 Company Authorizations. Section 2.17 of the Disclosure Schedule sets forth each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s businesses as currently conducted or the holding of any such interest (collectively, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company, are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets. The Company is in compliance in all material respects with all such Company Authorizations.

2.18 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such), nor to the Knowledge of the Company are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such) by or before any Governmental Entity, nor to the Knowledge of the Company are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct their respective operations as presently conducted. To the Knowledge of the Company, there is no action, suit, claim or proceeding of any nature pending or threatened, against any Person who has a contractual right or a right pursuant to laws of the State of New York to indemnification from the Company related to facts and circumstances existing prior to the Closing Date, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

2.19 Minute Books. From August 28, 2006 through September 24, 2010, the minute books of the Company, which have been made available to Parent, contain true, correct and complete records, in all material respects, of all meetings held of, and corporate action taken by, the Company Stockholders, the Board of Directors and committees of the Board of Directors of the Company, and no meeting of any such Company Stockholders, Board of Directors or committee has been held for which minutes have not been prepared or that are not contained in such minute books from August 28, 2006 through September 24, 2010. The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Company (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company will be in the possession of the Company.

2.20 Environmental Matters.

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Hazardous Material” is any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, a contaminant, or otherwise a danger to health, safety, reproduction or the environment.

“Business Facility” is any property including the land, the improvements thereon, the soil and groundwater thereunder, indoor or ambient air, and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Company in connection with the operation of the business.

“Environmental Laws” are all applicable laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Clean Water Act, the European Union Directive 2002/96/EC on Waste Electrical and Electronic Equipment (“WEEE Directive”), and the European Union Directive 2002/95/EC on the Restriction on the Use of Hazardous Substances (“RoHS Directive”) and China’s Management Methods on the Control of Pollution Caused by Electronic Information Products (“China RoHS”), all as amended at any time.

“Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required payment of waste fees or charges (including, but not limited to, so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements (including, but not limited to, RoHS and WEEE.

“Environmental Permit” is any approval, permit, registration, certification, license, waiver, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company.

(b) Condition of Property: As of the Closing, except in compliance with Environmental Laws and in a manner that would not subject the Company to liability, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or were present on any other Business Facility on the date it ceased to be owned, operated, occupied, controlled or leased by the Company. Except as set forth in Section 2.20(b) of the Disclosure Schedule, there are no aboveground or underground storage tanks, sumps, asbestos which is friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or as a consequence of the acts of the Company or its agents.

(c) Hazardous Materials Activities: The Company has conducted all Hazardous Material Activities relating to the business in compliance in all material respects with all applicable Environmental Laws, including without limitation ROHS and WEEE. The Hazardous Materials Activities of the Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person, and there have been no claims by any employees at any time that the Hazardous Materials Activities of the Company with respect to the business have resulted in any such exposure.

(d) Permits: Section 2.20(d) of the Disclosure Schedule accurately describes all of the Environmental Permits currently held by the Company and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company relating to the business as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to their Hazardous Materials Activities. To the Company’s Knowledge, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. Except as set forth in Section 2.20(d) of the Disclosure Schedule, the execution of this Agreement and any Related Agreements and the consummation of the transactions contemplated hereby will not require the filing of any notices with any Governmental Entities to transfer, change, or obtain any new Environmental Permits with respect to the business. All Environmental Permits and all other consents and clearances required by any Environmental Law or any agreement to which the Company is bound as a condition to the performance of this Agreement, have been obtained or will be obtained prior to Closing at no cost to Parent.

(e) Environmental Litigation: Except as set forth in Section 2.20(e) of the Disclosure Schedule, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Company’s knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company relating to the business, or any Business Facility.

(f) Environmental Liabilities: The Company has no Knowledge of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a Material Adverse Effect on the business or financial status of the Company. Except as otherwise disclosed in Section 2.20(f) of the Disclosure Schedule, the Company is not a party to any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

(g) Reports and Records: The Company has made available to Parent all records, reports, orders, investigations, notices, sampling results and other material documents in the Company’s possession concerning (i) the Hazardous Materials Activities of the Company relating to the business, (ii) the presence (or absence) of Hazardous Materials at any Business Facility at any time, and (iii) any environmental site assessments or audits of any Business Facility. The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

2.21 Brokers’ and Finders’ Fees. The Company has not incurred, or will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

2.22 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation (other than regular wages and salaries in the normal course of business), severance, termination pay, deferred compensation, performance awards, stock or stock related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind (other than regular wages and salaries in the normal course of business), whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or with respect to which the Company has or may have any Liability and any International Employee Plan.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current employee, consultant, independent contractor or director of the Company.

“Employee Agreement” shall mean each management, employment, severance, separation, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other written agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Capital Stock subject to a right of repurchase in favor of the Company) between the Company and any Employee, and which the Company has or may have any Liability.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other current or former Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, whether formally or informally, or with respect to which the Company will or may have any Liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 2.22(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any commitment to establish or enter into any new Company Employee Plan or Employee Agreement or to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement).

(c) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable law with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments of a Company Employee Plan, terminations of a Company Employee Plan, establishments of any new Company Employee Plan, increases or decreases in benefits under existing Company Employee Plans or acceleration of payments or vesting schedules or other events which would result in any Liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (viii) model COBRA forms and related notices, (ix) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) the most recent IRS (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan and (xii) each affirmative action plan, if applicable.

(d) Employee Plan Compliance. The Company has performed all material obligations required to be performed by it under, and to the Company’s Knowledge, it is not in default or violation of, and, as of the date hereof, the Company has no Knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and there has been no event, condition or circumstance that that is reasonably likely to adversely change such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company is not subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan except where such failure to make timely contributions is not reasonably expected to result in material liability to the Company.

(e) No Pension Plan. The Company has never maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Other than SenDEC Products LLC to which the Products Division will be transferred, which prior to the transfer of the Products Division, will not have any assets or liabilities other than nominal assets and liabilities or any employees, the Company does not have, and has never had, any ERISA Affiliates.

(f) No Self Insured Plan. The Company has never maintained, established, sponsored, participated in or contributed to any self insured medical plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company has never maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h) No Post Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute.

(i) COBRA; FMLA; HIPAA. The Company has, prior to the Closing Date, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and

Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state law applicable to its Employees or compliance with those provisions has been delegated to a third-party administrator, and the Company is not aware of any non-compliance by such administrator. The Company has no material unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness of any Employee, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.22(k) of the Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(l) Employment Matters. The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations, collective bargaining agreements and arrangements, extension orders and binding customs respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work, and in each case, with respect to Employees and except where such failure to comply is not reasonably likely to result in a Material Adverse Effect: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any unsatisfied payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker’s compensation policy or long term disability policy. The services provided by each of the Company’s Employees is terminable at the will of the Company and any such termination would result in no Liability to the Company other than claims for severance pay and benefits as set forth below. Section 2.22(l) of the Disclosure Schedule lists all Liabilities of the Company to any Employee that result from the termination by the Company or Parent of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company currently has no material liability with respect to any misclassification of: (a) any Person (whether or not currently employed) as an independent contractor rather than as an employee, (b) any employee (whether or not currently employed) leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(m) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any current employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any current employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company. The Company has not taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. Assuming the Company’s employees will be retained by the Surviving Corporation, no terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(n) No International Employee Plan. The Company has never maintained, established, sponsored, participated in, or contributed to, any International Employee Plan.

(o) Certain Employee Matters. Section 2.22(o) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company as of the date hereof and shows with respect to each such employee (i) the employee’s name, position held, base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, and, except for benefits and remuneration generally made available to employees and otherwise disclosed in the Disclosure Schedules, all other remuneration payable and other benefits provided or which the Company is currently bound to provide to each such employee, or any Person connected with any such person, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, whether legally binding or not, (ii) the date of hire, (iii) accrued vacation through December 31, 2010, (iv) accrued sick days through December 31, 2010. To the Knowledge of the Company, no employee listed on Section 2.22(o) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(p) Section 2.22(p) of the Disclosure Schedule lists (i) all current and former (who provided services in the past year) independent contractors, consultants and advisors to the Company, (ii) the location at which such independent contractors, consultants and advisors have been or are providing services; (iii) the rate of all regular, bonus or any other compensation payable to such independent contractors, consultants and advisors; and (iv) the start and termination date of any agreement binding any Person that has a consulting or advisory relationship with the Company. Except as set forth on Section 2.22(p) of the Disclosure Schedule, all independent contractors, consultants and advisors to the Company can be terminated immediately and without notice or Liability on the part of the Company.

2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim for which its total value (inclusive of defense expenses) the Company expects to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past two (2) years and remain in full force and effect and such policies and bonds satisfy all requirements and obligations of the Company with respect to insurance under the Contracts. The Company does not have Knowledge or have reason to believe that such policies will be terminated or that the premiums with respect to such policies will be increased. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.24 Compliance with Laws. To the Company’s Knowledge, the Company has complied in all material respects with, is not in violation of, and has not received any notices of suspected, potential or actual violation with respect to, any foreign, federal, state or local statute, law or regulation.

2.25 Export and Import Control Laws.

(a) The Company (i) has at all times conducted export and import transactions in all material respects in accordance with all applicable Export and Import Control Laws and (ii) is in material compliance with the terms of all applicable Export and Import Approvals.

(b) There are no pending or to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any applicable Export and Import Control Laws.

(c) There are no actions, conditions or circumstances pertaining to the Company’s activities that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Export and Import Control Laws.

(d) No approval from a Governmental Entity is required for the transfer of Export and Import Approvals to Parent are required, or such approvals can be obtained without material cost.

(e) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Export and Import Control Laws.

(f) Section 2.25(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications, Harmonized Tariff Schedule Codes, and Schedule B Codes applicable to the Company’s products, services, software and technologies.

2.26 Complete Copies of Materials. Except as set forth in Section 2.26 of the Disclosure Schedule, the Company has made available to Parent true and complete copies of each Contract or document (or summaries of the same if copies are not available) that has been requested by Parent, which shall be deemed to include but shall not be limited to, all Contracts listed on the Disclosure Schedule.

2.27 Anti-Corruption and Anti-Bribery.

(a) The Company, and to the Knowledge of the Company, its their directors, officers, employees and representatives have, during the last five (5) years, complied with Anti-Corruption and Anti-Bribery Laws and any other applicable anti-corruption or anti-bribery laws and regulations.

(b) During the last five (5) years, neither the Company nor, to the Company’s Knowledge, any of its directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a Government Official or any other Person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (A) influencing any act or decision of a Government Official, including a decision to fail to perform official functions, (B) inducing any Government Official to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any Government Official to use influence with any government, department, agency or instrumentality in order to assist the Company in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.

(c) There are no pending or to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any applicable Anti-Corruption and Anti-Bribery Laws.

(d) There are no actions, conditions or circumstances pertaining to the Company’s activities that could reasonably be expected to give rise to any future material claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

(e) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.

2.28 Government Contracts.

(a) Upon Closing, Section 2.28(a) of the Disclosure Schedule will list all Government Contracts over $150,000, for which (i) performance has not been or was not completed or (ii) final payment has not been or was not received, in either case, prior to the date that is one (1) years prior to the date of this Agreement, including for purposes of clarification only each outstanding Government Bid by the Company. To the extent that a security classification, non-disclosure agreement, government regulation or statute precludes disclosure of information regarding any Government Contracts in an unclassified schedule, the classified information has been excluded from Section 2.28(a) of the Disclosure Schedule and such information will be provided after the appropriate permissions are obtained.

(b) The representations and warranties in this Article II shall apply to any such Government Bid or Government Contract, and any such Government Bid or Government Contract shall be treated as part of Section 2.28(b) of the Disclosure Schedule.

(c) The Company represents itself as a small business concern (under FAR Subpart 19.3) in connection with the submission of all Government Bids or to otherwise obtain all Government Contracts; provided, however, except as disclosed in Section 2.28(c) of the Disclosure Schedule, the Company has no Knowledge whether its Customers characterize the business relationship as a “small business set aside contract,” any other “set aside contract” or other order or Contract requiring small business or other special status as to which the provisions of FAR 19.301-2 apply.

(d) Each Government Contract identified on Section 2.28(a) of the Disclosure Schedule and each other Government Contract entered into within five (5) years prior to the date hereof was legally awarded and binding on the parties thereto (assuming with respect to Government Contracts for which the Company is acting as a subcontractor, such contract has been legally awarded to the prime contractor and is binding thereon) and is not currently the subject of bid or award protest proceedings.

(e) The Company (i) has complied with all Laws enforced on a strict liability basis pertaining to each Government Bid or Government Contract identified on Section 2.28(a) of the Disclosure Schedule and each other Government Contract entered into within five (5) years prior to the date hereof; (ii) has, in all material respects, complied with all other Laws pertaining to each Government Bid or Government Contract identified on Section 2.28(a) of the Disclosure Schedule and each other Government Contract entered into within five (5) years prior to the date hereof; (iii) is and has been in compliance with all terms and conditions enforced on a strict liability basis and, in all material respects, other terms and conditions of each Government Contract identified on Section 2.28(a) of the Disclosure Schedule and each other Government Contract entered into within five (5) years prior to the date hereof, including all clauses, provisions and requirements incorporated expressly by reference therein, and all requirements thereunder relating to the safeguarding of, and access to, classified information; and (iv) has not received notice of any breach or violation of any material Contract requirement, certification or representation, or Laws pertaining to any Government Bid or Government Contract.

(f) No reasonable basis exists to give rise to a claim for fraud against the Company (as such concept is defined under the state or federal Laws of the United States or applicable foreign country) in connection with any Government Bid or Government Contract identified on Section 2.28(a) of the Disclosure Schedule and each other Government Contract entered into within five (5) years prior to the date hereof or other claim under the United States civil or criminal False Claims Acts or equivalent Law.

(g) All representations, certifications, and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental Entity, prime contractor or higher-tier subcontractor in connection with any Government Bid or Government Contract identified on Section 2.28(a) of the Disclosure Schedule and each other Government Contract entered into within five (5) years prior to the date hereof were accurate and complete in all material respects when made.

(h) Except as set forth in Section 2.28(h) of the Disclosure Schedule, the Company has not received notice of, nor have there been, any administrative, civil or criminal investigations, audits (except reviews by prime contractors in the ordinary course of the Company’s business), indictment, information, lawsuits, subpoenas, document requests, administrative proceedings, mediations or arbitrations, in each case regarding Government Bids or Government Contracts, involving or related to the Company or any of its partners, principals, officers or employees since the date six (6) years prior to the date hereof.

(i) Neither the Company (or any Principal thereof, as defined in FAR 52.209-5) nor any of its predecessors, partners, principals or officers has (i) during the last three (3) years, been or is now, suspended, debarred, proposed for debarment or excluded from participation in the award of any Government Contract with any Governmental Entity or for any reason listed on the “Excluded Parties List System” (or similar listing), nor has the Company been made aware that any debarment, suspension or exclusion proceeding has been initiated against the Company or any of its predecessors, partners, principals or officers; (ii) during the last six (6) years, been or is now, the subject of an actual or threatened “whistleblower” or qui tam lawsuit or of any formal investigation by a Governmental Entity, in each case, with respect to any alleged act or omission arising under or relating to any Government Bid or Government Contract identified on Section 2.28(a) of the Disclosure Schedule and each other Government Contract entered into within five (5) years prior to the date hereof, other than routine audits or inquiries in the ordinary course of business. No fact or circumstance exists that would reasonably be likely to warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to the Company or any of its directors, officers or employees.

(j) Except as set forth in Section 2.28(j) of the Disclosure Schedule, during the last six (6) years, the Company has not made any voluntary disclosure related to any suspected, alleged or possible irregularity, misstatement or omission arising under or relating to a Government Bid or Government Contract, nor is the Company contemplating making any such voluntary disclosure. The Company has not made any mandatory disclosure (pursuant to Subpart 3.10 of the FAR or any equivalent Law) with respect to credible evidence of a violation of Federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil U.S. False Claims Act, or any equivalent Law, with respect to any Government Contract, as a result of the three-year “look back” required by Subpart 3.10 of the FAR or otherwise.

(k) The Company maintains systems of internal controls (including, but not limited to, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) that are in compliance with all requirements enforced on a strict liability basis of the Government Contracts identified on Section 2.28(a) of the Disclosure Schedule and, in all material respects, with the other requirements of all of the Government Contracts identified on Section 2.28(a) of the Disclosure Schedule. The Company has not received notice of, nor has there been, any cost incurred by the Company pertaining to such Government Contracts or cost accounting practice under the Cost Accounting Standards or otherwise that has been questioned or challenged, is the specific subject of any review, audit or other investigation by any Governmental Entity, or has been disallowed by any Governmental Entity. The Company is not subject to any “forward pricing” rate agreement with respect to Government Contracts still being performed.

(l) During the last three (3) years, the Company has not received any adverse or negative written past performance evaluations or ratings in connection with any Government Contract on Section 2.28(a) of the Disclosure Schedule.

(m) Except as identified on Section 2.28(m) of the Disclosure Schedule, the Company has not received notice that it is, nor is it currently limited, prohibited or otherwise restricted from performing or bidding on any current Government Bid or Government Contract or any future business opportunities, due to “organizational conflicts of interests,” and there are no facts that could reasonably be expected, with regard to a pending or currently contemplated Government Bid, to result in an organizational conflict of interest for the Company or any related Person.

(n) The Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Bid or Government Contract or any account receivable relating thereto, whether a security interest or otherwise, other than as contemplated by this Agreement.

(o) The Company currently maintains a Facility Security Clearance and relevant Employees maintain Personnel Security Clearances necessary to perform work in connection with current Government Bids and Government Contracts and neither the Company, nor any of the directors, officers, employees, consultants or agents of the Company, is, or has, engaged in conduct that violated any laws, regulations, orders, or rules governing the use, disclosure, or safeguarding of materials or information that has been classified or otherwise controlled by any federal, state, or local governmental entity and the Company has no Knowledge of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company or any Employee.

(p) The terms and phrases in this Section 2.28 shall have the meaning set forth in the FAR.

(q) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Government Bids and Government Contracts.

2.29 Products Division Disposition. None of the assets, properties, licenses, Environmental Permits, Company Authorizations or other rights disposed of by the Company in the divestiture of the Products Division (the “Products Division Disposition”) are used in or necessary for the operation of the Retained Business, other than such assets, properties, licenses or other rights as are licensed to the Company pursuant to the Contribution Agreement.

2.30 Working Capital. Section 2.30 of the Disclosure Schedule sets forth a detailed statement of the Company’s Working Capital as of the date hereof.

2.31 Additional Representations. None of the representations or warranties made by the Company in this Agreement (as modified by the Disclosure Schedule), and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading. Except as provided in this ARTICLE II, neither the Company nor any of its directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or any of their respective directors, officers, employees, stockholders, partners, members or representatives.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company on the date hereof as follows:

3.1 Organization. Each of Parent and Sub has been duly organized, validly existing and in good standing under the laws of the state of its organization. Each of Parent and Sub has the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

3.2 Authority and Enforceability. Each of Parent and Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been, or as of the Closing Date, will be, duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute, or will constitute when executed and delivered, the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity.

3.3 Cash Resources. Parent has sufficient cash resources or readily available access to cash resources sufficient to pay the Total Consideration (which, for purposes of this Section 3.3, includes the

Closing Cash Payment without the decreases described in the definition thereof) pursuant to this Agreement on the date hereof with respect to the Closing Cash Payment, the Special Payment on the date payable and on each date payable with respect to the Earn-Out Payment. Payments made by Parent to the Paying Agent shall not relieve the Parent’s obligations to pay the consideration to the Company Stockholders and Company Optionholders pursuant to the terms of this Agreement.

3.4 No Parent or Sub Conflicts. The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which Parent or Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Parent or Sub Conflict”) (i) any provision of Parent’s or Sub’s organizational documents, (ii) any material Contract to which Parent or Sub is a party, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their respective properties or assets (whether tangible or intangible).

3.5 Parent and Sub Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any Contract with Parent or Sub (so as not to trigger any Parent or Sub Conflict), is required by, or with respect to, Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreement to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (b) the filing of the Certificate of Merger.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company shall operate the business of the Company, in the ordinary course of business consistent with past practices, except (a) as specifically disclosed in Section 4.1 of the Disclosure Schedule, (b) with the prior written consent of Parent (the decision with respect to which will not be unreasonably delayed) or (c) as specifically contemplated by this Agreement. For purposes hereof, actions taken by the Company to perform the transactions contemplated to be taken by the Contribution Agreement shall not be restricted under this Section 4.1. The Company agrees to pay Indebtedness for borrowed money and Taxes of the Company when due (subject to the right of Parent to review and approve any Tax Returns in accordance with this Agreement), to use commercially reasonable efforts to pay or perform other obligations when due, and, to the extent consistent therewith, to preserve intact the present business organizations of the Company, keep available the services of the present officers and Employees of the Company, preserve the assets and technology of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Closing. The Company shall promptly notify Parent of any material event involving the Company that arises during the period commencing with the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Closing Date. Without limiting the generality of the foregoing, except (i) as expressly contemplated by this Agreement, (ii) as expressly set forth in Section 4.1 of the Disclosure Schedule, or (iii) with the prior written consent of Parent (the decision with respect to which will not be unreasonably delayed), the Company shall not from and after the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date:

(a) make any expenditure or enter into any commitment or transaction exceeding $50,000 individually or $200,000 in the aggregate;

(b) (i) sell or license or transfer to any Person or entity any rights to any Company Intellectual Property or Technology or enter into any agreement with respect to any Company Intellectual Property or Technology with any Person or with respect to any Intellectual Property Rights or Technology of any Person (other than non-exclusive agreements to provide Company Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements), (ii) buy or license any Intellectual Property Rights or Technology or enter into any agreement with respect to the Intellectual Property Rights or Technology of any Person or entity, (iii) enter into any agreement with respect to the development of any Intellectual Property Rights or Technology with a third party, or (iv) change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights or Technology to the Company;

(c) terminate or extend, or materially amend, waive, modify, or violate the terms of, any Contract disclosed on the Disclosure Schedule (or agree to do so), or enter into any Contract which would constitute a Material Contract had such Contract been entered into prior to the date hereof;

(d) engage in or enter into any material transaction or commitment, or relinquish any material right, outside the ordinary course of the Company’s business consistent with past practice;

(e) enter into or materially amend, waive or modify the terms of any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

(f) initiate or settle any litigation, other than to enforce its rights under this Agreement;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options that are outstanding on the date hereof and disclosed in the Disclosure Schedule;

(h) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, other than issuances of Company Capital Stock pursuant to exercises of Company Options in accordance with their terms;

(i) cause or permit any amendments to the Charter Documents or other organizational documents of the Company (whether by merger or otherwise);

(j) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business;

(k) purchase or sell (or enter into any agreement to purchase or sell) any interest in real property, grant any security interest in real property, enter into any lease, sublease, license or occupancy agreement, or grant any right to occupy or use, or enter into any lease, sublease, license, or other use or occupancy agreement with respect to any real property, or alter, amend, modify or terminate any of the terms of any Lease Agreements or other Contract with respect to real property, or sell or grant any security interest in, or lease, sublease, license or grant any right to use any of the Company’s tangible assets material to the conduct of the Company’s business;

(l) incur or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create a Lien over any of its assets;

(m) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(n) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, of the Company, except payments made in the ordinary course of business pursuant to the Company Employee Plans set forth in the Disclosure Schedule and provided to Parent or pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(o) hire, offer to hire or terminate any Employees, or encourage any Employees to resign from the Company;

(p) send any written communications (including electronic communications) to its Employees regarding this Agreement or the transactions contemplated hereby;

(q) make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;

(r) adopt, amend or fail to maintain any Company Employee Plan, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or Employee of the Company, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees except payments made pursuant to this Agreement or standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(s) revalue any of its assets (whether tangible or intangible), including without limitation writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(t) pay, discharge or satisfy, in an amount in excess of $50,000 in any one case, or $200,000 in the aggregate, any claim, Liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Current Balance Sheet;

(u) make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any income or other material Tax Return (including any amended Tax Return) unless such Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing;

(v) enter into any license, distribution, reseller, OEM, joint venture or joint marketing or any similar arrangement or agreement (other than non-exclusive licenses of the Company Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements);

(w) adopt or change the Company’s accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices; or

(x) take, commit or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(w), inclusive, or any other act or omission that would cause or result in any of its representations and warranties contained herein being untrue or incorrect.

4.2 No Solicitation

(a) Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not (nor shall the Company permit any of its officers, directors, members, employees, stockholders, agents or representatives to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, initiate, participate or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of the Company’s business or properties, or any equity interest in the Company or shares of Company Capital Stock or any rights to acquire any shares of Company Capital Stock or other equity interests in the Company, regardless of the form of transaction (a “Competing Transaction”), or effect any such transaction, (B) disclose any information to any Person concerning the business or properties of the Company, or afford to any Person access to the Company’s properties, books or records, in each case, other than in the ordinary course of business, (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement with any Person providing for a Competing Transaction. In the event that the Company shall receive, prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C) or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company shall immediately (x) terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request, including, but not limited to a copy of any written inquiry, offer or proposal or a summary of the principal terms of any such inquiry, offer or proposal that is not in writing.

(b) The parties hereto agree that irreparable harm would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent or representative of the Company shall be deemed to be a breach of this Agreement by the Company.

4.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals:

Andrew Laurence

Telephone: (407) 909-8015

Facsimile: (208) 728-8077

E-mail address: alaurence@vintcap.com

Brian R. Kahn

Telephone: (407) 909-8015

Facsimile: (208) 728-8077

E-mail address: bkahn@vintcap.com

Any of the parties set forth above may grant consent on behalf of Parent to the taking of any action which would otherwise be prohibited pursuant to Section 4.1 by e-mail or such other notice that complies with the provisions of Section 9.1.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Company Stockholder Approval.

(a) Prior to the execution of this Agreement, the Company shall have prepared (and shall have provided Parent with a reasonable opportunity to review and comment on) an information statement to be distributed to the Company Stockholders in connection with soliciting the approval of such Company Stockholders of this Agreement and the transactions contemplated hereby (the “Information Statement”), which Information Statement shall comply with all applicable Laws and this Section 5.1. Immediately following the execution of this Agreement, the Company shall (i) submit this Agreement and the transactions contemplated hereby to the Company Stockholders for approval and adoption by such Company Stockholders pursuant to the Stockholder Written Consent and shall, in connection therewith, distribute to such Company Stockholders a copy of the Information Statement and (ii) deliver to Parent, upon receipt, a true, correct and complete copy of the executed Stockholder Written Consent evidencing the Company’s receipt of the Requisite Stockholder Vote adopting the Merger, this Agreement and the transactions contemplated hereby, including the appointment of the Stockholders’ Representative as the agent and attorney-in-fact for the Company Stockholders, having the powers and rights to limited liability and indemnification set forth herein.

(b) To the extent required by the New York Law, the Company shall promptly deliver to any Company Stockholder who has not approved this Agreement and the transactions contemplated hereby a notice of the approval of the Merger and adoption of this Agreement by written consent of the Company Stockholders pursuant to the applicable provisions of the New York Law, which notice shall constitute the notice to Company Stockholders required by applicable Law that dissenters’ and/or appraisal rights may be available to Company Stockholders in accordance with the New York Law.

(c) Any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, including the Information Statement (the “Soliciting Materials”), shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, and the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement. The Company will promptly advise Parent in writing if at any time prior to the Closing the Company shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion, except as required pursuant to applicable law.

(d) The Board of Directors of the Company shall not withdraw, alter, modify, change or revoke its approval of this Agreement, the Merger and the transactions contemplated hereby nor its recommendation to the Company Stockholders to vote in favor of this Agreement, the Merger and the transactions contemplated hereby, except to the extent required by its fiduciary duties after consultation with its financial advisor and outside counsel.

5.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Closing Date to (a) all of the properties, books, contracts, commitments and records of the Company, including all Company Intellectual Property and Technology used by the Company (including access to design processes and methodologies and all source code), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (c) all Employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, or, if applicable, in connection with any disputes or arbitration proceedings, shall be governed by the terms of the Mutual Non-Disclosure Agreement effective as of December 10, 2010 (the “Confidential Disclosure Agreement”) between the Company and Parent.

5.4 Public Disclosure. The Company shall not (nor will it permit, as applicable, any of its officers, directors, members, employees, stockholders, agents, partners or representatives to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the consent of Parent. Prior to the Closing, Parent shall not issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without first consulting the Company to the extent reasonably practicable.

5.5 Reasonable Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to cause the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that neither the Company nor Parent shall be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, its Subsidiaries or Affiliates, (b) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (c) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”). Nothing herein shall require Parent or the Company to litigate with any third party, including without limitation, any Governmental Entity.

5.6 Notification of Certain Matters. The Company or Parent, as the case may be, shall give prompt notice to the other parties of: (a) the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of the Company or Parent, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing, (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to result in a Material Adverse Effect ; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company, or Parent pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of covenant.

5.7 Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”). At the Closing, the Company shall provide Parent with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan as Parent may reasonably require.

5.8 Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Closing on the same terms in effect under such Contracts prior to the date of this Agreement. Such consents, waivers and approvals shall be in a form acceptable to Parent.

5.9 Terminated Agreements. The Company shall cause each of the agreements listed on Schedule 6.2(g) hereto (the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Closing. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Company shall be responsible for making any payments required to terminate the Terminated Agreements and shall make such payments prior to the Closing Date. In the event that the Merger does not close for any reason, Parent does not have any Liability to the Company or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such terminations.

5.10 Notices. The Company shall send each of the notices set forth in Schedule 6.2(h) hereto (the “Notices”) promptly following the date hereof. The Company shall be responsible for making any payments required in connection with the Notices and shall make such payments prior to the Closing Date.

5.11 Proprietary Information and Inventions Assignment Agreements. The Company shall use commercially reasonable efforts to cause each current employee of the Company to have entered into and executed, and each person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an employee proprietary information agreement with the Company, in a form satisfactory to Parent, effective as of such employee’s first date of employment or service. The Company shall use commercially reasonable efforts to cause each current consultant or contractor of the Company to have entered into and executed, and each Person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a consultant proprietary information agreement with the Company, in a form satisfactory to Parent, effective as of such consultant or contractor’s first date of service.

5.12 Resignation of Officers and Directors. The Company shall cause each officer and director of the Company to execute a resignation letter in the form attached hereto as Exhibit D (the “Director and Officer Resignation Letter”), effective as of the Closing Date.

5.13 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger (whether prior to or following Closing) including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party (including the Indemnifying Parties) in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including, but not limited to, consent fees or other payments made to third parties under Contracts in connection with this Agreement and any payments made or anticipated to be made by such party as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the Merger, whenever incurred (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses (any Third Party Expenses not paid by the Company in full on or prior to the Closing Date, “Unpaid Third Party Expenses”). On or about two (2) Business Days prior to the Closing, the Company will deliver to Parent a good faith written estimate of the Unpaid Third Party Expenses (the “Estimated Unpaid Third Party Expenses”), together with such other documents as Parent reasonably requests in connection with such Unpaid Third Party Expenses.

5.14 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.15 Spreadsheet. Prior to the Closing Date, the Company shall prepare and deliver to Parent, the Stockholder Representative and the Paying Agent a spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to the Paying Agent and Parent, provided, however, that at any time prior to the Closing Date, the Company may deliver to Parent, the Stockholder Representative and the Paying Agent a revised or updated Spreadsheet to reflect new facts and circumstances occurring after the delivery of a previous Spreadsheet (in which event such revised or updated spreadsheet shall be deemed to be the Spreadsheet for all purposes of and under this Agreement), which spreadsheet shall be certified as complete, correct and in accordance with the Charter Documents by the Chief Financial Officer of the Company (such certification, the “Spreadsheet Certificate”) as of the Closing and which shall include, among other things, as of the Closing: with respect to each Company Stockholder and Company Optionholder (i) such Person’s address where all amounts payable to such Company Stockholder or holder of Company Options pursuant to this Agreement shall be mailed and, if available to the Company, social security number (or tax identification number, as applicable), (ii) the number of shares of Company Capital Stock held by such Person, (iii) the respective certificate number(s) representing such shares, (iv) the respective date(s) of acquisition of such shares, (v) the Closing Per Share Amount applicable to such Person, (vi) the portion of the Closing Cash Payment to be paid to such Person at the Closing in respect of such shares of Company Capital Stock or Company Options pursuant to ARTICLE I, (vii) the estimated portion of the Special Payment to be paid to such Person at the time indicated in Section 5.18 in respect of such shares of Company Capital Stock or Company Options, (viii) the portion of the amount otherwise payable to such Company Stockholder and/or Company Optionholder that is required to withheld by the Company under applicable Tax withholding laws, (ix) such Company Stockholder or Company Optionholder’s Pro Rata Portion of the maximum Earn-Out Amount; (x) the identification of any shares that were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether such election under Section 83(b) of the Code was timely made and (xi) such other information relevant thereto or that Parent or the Paying Agent may reasonably request. The Spreadsheet shall also set forth the Company’s Indebtedness for borrowed money as of the Closing Date.

5.16 Agreements and Documents Delivered at Signing. The Company shall use commercially reasonable efforts to cause each agreement and document that was executed by any Person and delivered to Parent prior to or concurrent with the execution of this Agreement, including the Key Employee Agreements to remain in full force and effect through the Closing Date.

5.17 Indemnification. From and after the Closing Date, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor in all respects all rights to indemnification, advancement of litigation expenses and limitation of personal liability or exculpation existing in favor of the current and former directors and officers of the Company under the provisions existing on the date of this Agreement in the Company’s Charter Documents, or in any other indemnification agreements between such individuals and the Company that are in effect prior to the date of this Agreement, and all such provisions shall, with respect to any matter existing or occurring at or prior to the Closing Date (including the transactions contemplated by this Agreement), survive the Closing Date.

5.18 Special Payment. Following the Closing and no later than July 31, 2011, Parent shall pay, or cause the payment of, an amount equal to (a) the amount of the deduction available to the Company as a result of the December Payment and the conversion of the Company Options pursuant to Section 1.7(b) multiplied by (b) the Effective Tax Rate, without interest, to the Company Stockholders and Company Optionholders based on their Pro Rata Portion (the aggregate amount of such payment, the “Special Payment”). Parent may reduce the Special Payment by the amount of Losses for the Indemnifiable Matter set forth in Section 7.2(a)(iii) and for the amount by which Unpaid Third Party Expenses exceeds the greater of Estimated Third Party Expenses and $1,250,000.

5.19 Tax Matters.

(a) Parent shall prepare or cause to be prepared and file or cause to be filed all tax returns for and on behalf of the Company and any Subsidiary (including any amended tax returns) for any Pre-Closing Tax Period that are filed or required to be filed after the Closing Date for any Straddle Period (each, a “Parent Prepared Tax Return”). Each Parent Prepared Tax Return shall be prepared in accordance with the existing procedures, practices and accounting methods of the Company (except to the extent inconsistent with applicable Law) and, to the extent applicable, the conventions provided for in Section 5.19(b).

With respect to Parent Prepared Tax Returns that show income Taxes for which the Company Stockholders may be liable, such Tax Returns will be submitted to the Stockholder Representative for its review and comment at least thirty (30) days prior to the due date of such Tax Return and Parent shall consider any reasonable comments made by the Parent prior to filing such Tax Return.

(b) The parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: in the case of Taxes based upon income, sales, proceeds, wages, compensation, profits, receipts or similar items, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Company attributable to such tax period shall equal the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and the denominator of which is the total number of days in the Straddle Period.

(c) Parent and the Company shall take any necessary action to ensure that the tax year of the Company will end for federal and applicable state, local and non-U.S. income tax purposes at the end of the day on the Closing Date. For the portion of the Closing Date after the time of the Closing, other than transactions expressly contemplated hereby, Parent shall cause the Company to carry on its business only in the ordinary course in the same manner as heretofore conducted.

(d) Parent, the Company and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.19 and any Tax Proceeding (as defined below), and the authorization and execution of any appropriate powers of attorney to accomplish the foregoing or to obtain any refunds, credits or offsets of Taxes pursuant to Section 5.19(g). Such cooperation shall include retaining and providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided pursuant to this Section 5.19.

(e) Tax Proceedings.

(i) After the Closing, Parent or the Company shall promptly notify the Stockholder Representative in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Parent or the Company (“Tax Proceeding”) which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for payment of Taxes by the Indemnifying Parties under this Agreement. After the Closing, the Stockholder Representative shall promptly notify Parent in writing of any Tax Proceeding relating to Parent or the Company, notice of which is received by (or on behalf of) the Stockholder Representative, any Indemnifying Parties or any of their affiliates with respect to any taxable period. Notices required to be given by or to Parent or the Stockholder Representative shall contain factual information (to the extent known to the Stockholder Representative or Parent, as the case may be) describing the asserted Liability relating to Taxes or other adjustment in reasonable detail and shall include copies of any notice or other document received from any governmental body in respect of any such asserted Liability relating to Taxes or other adjustment.

(ii) Parent shall have the right to control the conduct of any Tax Proceeding, provided the Stockholder Representative shall have the right to participate (at the Stockholder Representative’s own expense) in any such Tax Proceeding involving any asserted Tax liability for a Pre-Closing Tax Period with respect to which payment may be sought from the Indemnifying Parties pursuant to this Agreement. The Stockholder Representative’s right to participate shall include, but shall not be limited to, the right to receive copies of all correspondence from any governmental body relating to such Tax Proceeding, attend meetings and review and comment on submissions relating to any Tax Proceeding, and Parent shall consider in good faith any comments provided by the Stockholder Representative. Neither Parent nor the Company may settle or compromise any Tax Proceeding for any Pre-Closing Tax Period that would result in an indemnification obligation of the Indemnifying Parties for Taxes under this Agreement without prior written consent of Stockholder Representative; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed.

(f) Transfer Taxes. Any transfer taxes, stamp duties, filing fees, registration fees, recordation expenses or other similar taxes, fees , charges or expenses (“Transfer Taxes”) incurred by the Company Stockholders, the Company or any other party in connection with the Merger or in connection with any of the transactions contemplated by this Agreement, other than (i) in connection with the Products Division Disposition, which such Taxes, for the avoidance of doubt, shall be governed by the Contribution Agreement and (ii) Taxes imposed pursuant to Section 1.9(e) of this Agreement, shall be borne by Parent, up to total Transfer Taxes of $3,000 and thereafter 50% by Parent and 50% by the Company Stockholders.

(g) Tax Information. The Company shall use commercially reasonable efforts to provide and deliver to Parent prior to the Closing any information reasonably requested by Parent relevant to the application of Sections 382 and 383 of the Code to the carryforward of net operating losses and other tax attributes, including, but not limited to, (A) the identity and ownership of any 5% stockholders on each “testing date” prior to the Closing within the meaning of Sections 382 and 383 of the Code and the regulations thereunder, (B) the valuation of the Company upon each such testing date and (C) capitalization tables of the Company on each such testing date.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b) No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (i) preventing or restraining, in any material respect, the consummation of the Merger, (ii) prohibiting Parent’s ownership or operation of any portion of the business of Company, or (iii) compelling Parent or Company to dispose of or hold separate all or any material portion of the business or assets of Company or Parent as a result of the Merger, shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be threatened or pending.

(c) Closing of Other Agreement. The closing contemplated by that certain agreement identified on Schedule 6.1(c) shall be set to occur within four (4) hours following the Closing.

(d) Company Stockholder Approval. Company Stockholders constituting the Requisite Stockholder Vote shall have approved this Agreement, the Merger, and the transactions contemplated hereby and thereby.

(e) Disposition of the Products Division. The Products Division Disposition shall have occurred or shall occur concurrently with the Closing.

(f) Landlord Release. The landlord of the Company’s lease of 151 Perinton, Fairport, New York (the “151 Perinton Site”) shall have provided a full release of the Company of any liability under such lease (the “Landlord Release”).

6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of or prior to the Closing.

(b) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or would reasonably be expected to have, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect with respect to the Company.

(c) Unanimous Board Approval. This Agreement shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been altered, modified, changed or revoked.

(d) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or, with respect to Parent, Subsidiaries, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 6.1(a) hereof.

(e) Termination of 401(k) Plans. Parent shall have received from the Company evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 5.7 hereof.

(f) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 6.2(f) hereto as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing Date.

(g) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 6.2(g) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.

(h) Notices for Agreements. The Company shall have sent the notices set forth on Schedule 6.2(h) hereto.

(i) Key Employee Agreements. Each of the Key Employee Agreements entered into concurrently with the execution of this Agreement shall be in full force and effect, no Key Employee shall have attempted (whether formally or informally) to terminate, rescind or repudiate any such Key Employee Agreement, and no Key Employee shall have notified (whether formally or informally) Parent or the Company of such Key Employee’s intention of leaving the employ of Parent or the Company following the Closing.

(j) Resignation of Officers and Directors. Parent shall have received a duly executed Director and Officer Resignation Letter from each of the officers and directors of the Company effective as of the Closing.

(k) Certificate of the Company. Parent shall have received a certificate from the Company (the “Certificate of the Company”), validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i) each of the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, each of which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date;

(ii) the Company has performed and complied in all material respects with each covenant and obligation under this Agreement required to be performed and complied with by the Company as of or prior to the Closing;

(iii) there has not occurred any Material Adverse Effect with respect to the Company; and

(iv) the Company has cash of at least $2,100,000.

(l) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company (the “Certificate of Secretary of the Company”), certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger, this Agreement and the transactions contemplated hereunder were unanimously approved by the Company’s board of directors), and (iii) the valid adoption of resolutions of the Company Stockholders constituting the Requisite Stockholder Vote (whereby the Merger, this Agreement and the consummation of the transactions contemplated hereby were approved).

(m) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(n) Spreadsheet. Parent and the Paying Agent shall have received from the Company the Spreadsheet and the Spreadsheet Certificate pursuant to Section 5.15.

6.3 Conditions to Obligations of the Company . The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of or prior to the Closing Date.

(b) Key Employee Agreements. None of the Key Employee Agreements shall have been revoked by Parent.

(c) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent and Sub to the effect that, as of the Closing:

(i) each of the representations and warranties made by Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, each of which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date; and

(ii) Each of Parent and Sub has performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by such parties as of or prior to the Closing.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in the Certificates shall survive until the 15-month anniversary of the Closing Date (the “Survival Date”); provided, however, that in the event of fraud, intentional or willful breach by the Company of a representation or warranty contained in this Agreement or in the Certificates, as applicable, such representation or warranty shall not terminate; provided further, however, that the representations and warranties (i) contained in Section 2.1(a) (Organization of the Company), Section 2.2 (Company Capital Structure), and Section 2.4 (Authority and Enforceability) hereof and the certificate delivered pursuant to Section 6.2(n) (Spreadsheet) shall remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, in perpetuity and without limitation, and (ii) contained Section 2.11 (Taxes) and Section 2.20 (Environmental Matters) shall remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is immediately following the expiration of the statutes of limitations (including any extensions or waivers thereof) applicable to any Taxes which are the subject of any such representations and warranties hereof (the representations and warranties identified in subsections (i) and (ii) of this Section 7.1, the “Surviving Representations”). The representations and warranties of Parent contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto that the foregoing survival periods and termination dates supersede any applicable statute of limitations applicable to such representations and warranties.

7.2 Indemnification.

(a) By virtue of the Merger, subject to the provisions of this ARTICLE VII, from and after the consummation of the Merger, the Company Stockholders and holders of Company Options (each, an “Indemnifying Party” and, collectively, the “Indemnifying Parties”) agree to severally and not jointly, in accordance with their Pro Rata Portions (except where a Stockholder or Option Holder has committed fraud, intentional misrepresentation or intentional breach of this Agreement, the Certificates or the Spreadsheet, in which case Section 7.2(b)(iii) shall control), indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Company (the “Indemnified Parties”), against all claims, losses, Liabilities, damages, Taxes, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Company), directly or indirectly, as a result of the following (the “Indemnifiable Matters”):

(i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any Certificate;

(ii) any failure by the Company to perform or comply with any covenant or agreement contained in this Agreement or the Related Agreements;

(iii) any Tax attributable to the Products Division Disposition, calculated by multiplying (x) the excess, if any, of (i) the actual fair market value of the Products Division on the date hereof over (ii) the adjusted tax basis of the assets and liabilities associated with the Products Division on the date hereof, by (y) the Effective Tax Rate, without taking into account any deduction, credit or other offset, or whether the Company is actually required to pay any cash in respect of such Taxes;

(iv) the extent to which the Unpaid Third Party Expenses is greater than the Estimated Unpaid Third Party Expenses;

(v) any Dissenting Share Payments;

(vi) to the extent unpaid, any Transfer Taxes for which the Company Stockholders are liable pursuant to Section 5.19(f);

(vii) any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that was omitted from the Spreadsheet (collectively, “Spreadsheet Losses”);

(viii) any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code; and

(ix) (A) any fraud committed by the Company and (B) any intentional breach or intentional misrepresentation of or related to this Agreement, any Certificate, the Spreadsheet or other instrument delivered pursuant to this Agreement committed by the Company.

(b) Limitations on Indemnification.

(i) Subject to Section 7.3(a), for the Losses arising out of events described in Sections 7.2(a)(i) through (viii), the potential liability of the Indemnifying Parties shall be limited to their Pro Rata Portions of the first $10,000,000 Earn-Out Amount, if any, and the Parent’s sole recourse for recovery of any Losses arising out of events described in Sections 7.2(a)(i) through (viii) shall be limited to that first $10,000,000 of the Earn-Out Amount, if any. This limitation applies regardless of the Earn-Out Amount actually earned. Parent shall seek recovery solely against the first $10,000,000 of the Earn-Out Amount, as described in this Section 7.2(b) first by reduction of any portion of the Earn-Out Amount that can potentially be earned and second, if reduction of such portion of the Earn-Out Amount is not sufficient to cover such Losses, by recovery from each Indemnifying Party, to the extent of their Pro Rata Portion, of any portion of the Earn-Out Amount actually paid.

(ii) Subject to Section 7.3(a), for the Losses arising out of events described in Section 7.2(a)(ix), the liability of the Indemnifying Parties shall be several and not joint and the maximum amount that the Indemnified Parties may recover from each Indemnifying Party for Losses shall be limited to an amount equal to the Pro Rata Portion of the Total Consideration received by such Indemnifying Party pursuant to Section 1.7 and in such case, the exclusive remedy of the Parent shall not be a reduction of the Earn-Out Amount; provided, however, Parent shall seek recovery against the Earn-Out Amount first by reduction of any portion of the Earn-Out Amount that can potentially be earned and second, if reduction of such portion of the Earn-Out Amount is not sufficient to cover such Losses, by recovery from each Indemnifying Party, to the extent of their Pro Rata Portion, of any portion of the Earn-Out Amount actually paid and then shall seek recovery against the Special Payment and the Closing Cash Payment.

(iii) Notwithstanding Sections 7.1 and 7.2(a), any Indemnifying Party who commits or actively participates in the fraud, intentional misrepresentation or intentional breach described in Section 7.2(a)(ix), shall indemnify, and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Company), as a result of such fraud, intentional misrepresentation or intentional breach, that is not otherwise satisfied by the indemnification described in Section 7.2(b)(ii).

(c) Notwithstanding Sections 7.1 and 7.2(a), the representations and warranties of the Company contained in this Agreement or in any Certificate will survive to the extent one or more claims for Losses is properly made in accordance with Section 7.4 on or prior to the Survival Date (or in the case of a Surviving Representation, the time set forth in Section 7.1), but only with respect to such claims until such claims have been resolved in accordance with this Article VII.

(d) For the purposes of this ARTICLE VII only, solely when determining the amount of Losses suffered by an Indemnified Party as a result of any breach, inaccuracy or failure, any representation, warranty, covenant or agreement given or made by the Company that is qualified or limited in scope as to materiality, Material Adverse Effect (including the definition of Material Contracts) or Knowledge, such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.

(e) The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Company, the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(f) Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement (other than the Certificates) against the parties thereto.

(g) Each Indemnified Party shall use commercially reasonable efforts to mitigate Losses to the extent required under applicable Law.

(h) Except in the case of fraud, intentional misrepresentation or intentional breach of this Agreement, Parent shall seek recovery for any indemnification obligation of the Indemnifying Parties pursuant to this ARTICLE VII solely against the Earn-Out Amount, first by reduction of any unpaid portion of the Earn-Out Amount and second, if reduction of the unpaid portion of the Earn-Out Amount is not sufficient to cover such Losses, by recovery of any portion of the Earn-Out Amount actually paid.

7.3 Maximum Payments; Remedy.

(a) Notwithstanding the foregoing, except as set forth in the second sentence of this Section 7.3(a), an Indemnified Party may not recover any Losses under Section 7.2 hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 7.2(a)(i) hereof in excess of $350,000 in the aggregate (the “Basket”) has or have been delivered to the Stockholder Representative as provided in Section 7.4(a) hereof, and such amount is payable in accordance with this ARTICLE VII, at which time such Indemnified Party shall be entitled to recover Losses so identified in full from the first dollar (including the amount of the Basket).

(b) Nothing in this ARTICLE VII shall limit the Liability of any party hereto for any knowing or intentional breach of any representation or warranty or covenant contained in this Agreement, any Related Agreement or any Certificate if the Merger does not close, if the knowing or intentional breach of such representation and warranty or covenant contained in this Agreement, any Related Agreement or any Certificate causes the Merger not to close.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this ARTICLE VII notwithstanding the fact that such Indemnified Party had Knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations.

7.4 Claims for Indemnification; Resolution of Conflicts.

(a) Making a Claim for Indemnification; Officer’s Certificate.

(i) An Indemnified Party may seek recovery of Losses pursuant to this ARTICLE VII by delivering to the Stockholder Representative (and, in the case of recovery sought directly from one or more Indemnifying Party directly, delivering to such Indemnifying Party, with a copy to the Stockholder Representative), an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (A) stating that an Indemnified Party has paid, sustained, incurred or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated and the nature of the Indemnifiable Matter to which such item is related.

(ii) In the event that an Indemnified Party pursues a claim directly against any Indemnifying Party, subject to the provisions of Section 7.3(a), Section 7.4(b), Section 7.4(c) and Section 9.9 hereof, each Indemnifying Party shall promptly, and in no event later than 30 days after delivery of an Officer’s Certificate to such Indemnifying Party, wire transfer to the Indemnified Party an amount of cash equal to the amount of the Loss.

(b) Objecting to a Claim for Indemnification.

(i) The Stockholder Representative (or, in the case of a claim directly against one or more Indemnifying Parties, such Indemnifying Parties) may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”), provided that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party prior to midnight (New York time) on the 30th day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(ii) If the Stockholder Representative (or the Indemnifying Party, in the event that indemnification is being sought hereunder directly from an Indemnifying Party) does not object in writing (as provided in Section 7.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) (any such claim, an “Unobjected Claim”), and the Earn-Out Amount, if any, shall be reduced accordingly.

(c) Resolution of Conflicts; Arbitration.

(i) In case the Stockholder Representative (or the Indemnifying Parties in the case of a claim for indemnification sought directly from an Indemnifying Party) timely delivers an Objection Notice in accordance with Section 7.4(b)(i) hereof, the Stockholder Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. Either party may, but shall not be obligated to, initiate non-binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution. The party requesting the mediation shall arrange for mediation services, subject to the approval of the other party, which shall not be unreasonably withheld. Mediation shall take place in the State of New York during reasonable business hours and upon reasonable advance notice. Mediation may be scheduled to begin at any time, but with at least ten (10) Business Days’ written notice to all parties. If one party initiates mediation, the parties (i) shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute and (ii) shall not pursue other remedies while such mediation is proceeding. If the Stockholder Representative (or the objecting Indemnifying Parties) and Parent reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim directly against the Indemnifying Parties, to the Indemnifying Parties.

(ii) If no such agreement can be reached after good faith negotiation (and, if applicable, mediation) prior to 90 days after delivery of an Objection Notice, either Parent or the Stockholder Representative (or the objecting Indemnifying Party) may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event, arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either event, the matter shall be settled by arbitration conducted pursuant to Section 9.9.

(iii) Except as set forth in Section 7.4(c)(v) hereof, arbitration under Section 9.9 shall apply to any dispute among the Indemnifying Parties and the Indemnified Parties under this ARTICLE VII hereof.

(iv) The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(v) Arbitration under Section 9.9 shall not apply to claims made in respect of any Dissenting Share Payments.

7.5 Third-Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this ARTICLE VII, Parent shall promptly notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such claim, and the Stockholder Representative shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The failure to so notify the Stockholder Representative promptly shall not relieve the Indemnifying Parties of any liability, except to the extent and only to the extent the Stockholder Representative demonstrates that the defense of such action is materially prejudiced thereby. If there is a third party claim that, if adversely determined, would give rise to a right of recovery for Losses hereunder, then any amounts incurred by the Indemnified Parties in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that, except with the consent of the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter; provided further, however, the consent of the Stockholder Representative with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless the Stockholder Representative shall have objected within twenty (20) days after a written request for such consent by Parent. In the event that the Stockholder Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this ARTICLE VII to the amount of any Third Party Claim by Parent.

7.6 Stockholder Representative.

(a) Kenton W. Fiske is hereby appointed as the agent and attorney-in-fact of the Indemnifying Parties as the Stockholder Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications, to authorize satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority-in-interest of the Earn-Out Amount. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholder Representatives (including the Indemnifying Parties).

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive judgment of such good faith. The Indemnifying Parties shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder.

(c) A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent is hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

7.7 Tax Treatment. Any payment under Section 5.18 or ARTICLE VII of this Agreement shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable law.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by January 21, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;

(e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and, in no event shall the cure period extend past the End Date; or

(f) by the Company if the Company is not in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and in no event shall the cure period extend past the End Date.

8.2 Effect of Termination. Except as provided in Section 7.3(b), in the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, the Company, or its officers, directors or stockholders; provided, however, that, the provisions of Section 5.3 (Confidentiality), Section 5.4 (Public Disclosure), Section 5.13 (Expenses), Section 7.3(b) (Maximum Payments; Remedy), ARTICLE IX (GENERAL PROVISIONS) and this Section 8.2 hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VIII.

8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Indemnifying Parties agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment.

8.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Indemnifying Parties agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 4.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Parent, to:

Vintage Albany Acquisition, LLC

c/o Vintage Capital Management

4705 S. Apopka Vineland Road

Suite 210

Orlando, FL 32819

Attention: Brian R. Kahn

Facsimile No.: (208) 728-8007

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Bradley L. Finkelstein

Facsimile No.: (650) 493-6811

(b) if to the Company or the Stockholder Representative, to:

SenDEC Corp.

72 Perinton Parkway

Fairport, NY 14450

Attention: Kenton Fiske

Facsimile No.: (585) 425-3392

with a copy to (which shall not constitute notice):

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, NY 10012

Attention: Lori S. Hoberman, Esq.

Facsimile No.: (646) 710-8058

(c) If to an Indemnifying Party, to its address on set forth in the Spreadsheet.

9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. With respect to defined terms, the singular shall include the plural and vice versa.

9.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

9.4 Entire Agreement; Assignment. This Agreement, the exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates, including, the party identified as “the Company” (“Target”) in that certain agreement identified on Schedule 6.1(c), as long as Parent remains ultimately liable for all of Parent’s obligations hereunder prior to the closing contemplated by that agreement identified in Schedule 6.1(c) and from and after the closing contemplated by the agreement identified in Schedule 6.1(c), the Target shall inherit the rights, and assume the obligations, of Parent hereunder and Parent shall thereafter be released from such obligations.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 4.2(b), Section 7.4(c) and Section 9.9 hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 7.4(c) and Section 9.9 hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Resolution of Conflicts; Arbitration. Subject to Section 4.2(b) and Section 9.9(d), any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in the in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(a) Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Parent and the Stockholder Representative (or the Company, if such arbitration occurs prior to the Closing). Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent or Stockholder Representative (or the Company, if such arbitration occurs prior to the Closing). Parent and Stockholder Representative (or the Company, if such arbitration occurs prior to the Closing) shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(b) Discovery. In any arbitration under this Section 9.9, each party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(c) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in an Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(d) Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s). The parties to the arbitration may apply to a court of competent jurisdiction for a permanent injunction or other equitable relief in order to enforce a party’s obligation to consummate the transactions contemplated hereby without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(e) Confidentiality. The parties agree that any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be treated as “Confidential Information” in accordance with, and as defined by, the terms set forth in the Confidential Disclosure Agreement.

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IN WITNESS WHEREOF, Parent, Sub, the Company, and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

VINTAGE ALBANY ACQUISITION, LLC

By:	Vintage Albany Partners, LP, its sole member

By:	Vintage Albany Partners GP, LLC, its general partner

By:	/s/ Brian R. Kahn
Name:	Brian R. Kahn
Title:	Manager

SOUTH ALBANY ACQUISITION CORP.

By:	/s/ Brian R. Kahn
Name:	Brian R. Kahn
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Sub, the Company, and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

SENDEC CORP.

By:	/s/ Kenton W. Fiske
Name:	Kenton W. Fiske
Title:	President and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

By:	/s/ Kenton W. Fiske
Name:	Kenton W. Fiske

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]